PROSPECTUS SUPPLEMENT (to Prospectus dated May 30, 2013)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-187858

SUBSCRIPTION RIGHTS TO PURCHASE UP TO 3,616,200 ORDINARY SHARES AND
5,424,300 SERIES 8 WARRANTS AND 4,520,250 SERIES 9 WARRANTS

We are distributing at no charge to the holders of our ordinary shares and certain holders of other of our outstanding convertible securities (collectively, “Eligible Holders”), as of the close of business on June 13, 2013, subscription rights to purchase up to an aggregate of 3,616,200 of our ordinary shares, 5,424,300 of our Series 8 Warrants (the “Series 8 Warrants”) and 4,520,250 of our Series 9 Warrants (the “Series 9 Warrants”, and together with the Series 8 Warrants, the “Warrants”).  As a result, the last day to purchase ordinary shares on both TASE and NASDAQ, and be eligible to receive the rights, will be as of the close of trading on the respective stock exchanges, on June 12, 2013 (see “The Rights Offering - Security Holders Eligible to Participate in the Rights Offering”). The distribution of the subscription rights to all Eligible Holders and the securities issuable upon the exercise thereof are being offered in an offering covered by this prospectus supplement (the “US Rights Offering”) and a simultaneous offering to Israel Corporation Ltd. (“Israel Corp.”) covered by a prospectus filed with the Israel Securities Authority, except that the offering made to Israel Corp. is not also covered by this prospectus and is being made only pursuant to the Israeli  prospectus in Israel and is referred to herein as the “Israeli Rights Offering”.  In the Israeli Rights Offering, we are distributing to Israel Corp. subscription rights to purchase up to an aggregate of 1,335,896 of our ordinary shares, 2,003,844 of our Series 8 Warrants and 1,669,870 of our Series 9 Warrants. We will distribute to you one right for every 44 ordinary shares that you own, or that you are entitled to receive upon exercise of your options, capital notes, bank warrants or Series J Warrants (the “Eligible Securities”), as of the Record Date.  Your rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.    However, we understand that some members of the Tel Aviv Stock Exchange, which we refer to as the TASE, may record fractional securities (rights, shares and/or Warrants) for the accounts of beneficial owners who hold through TASE members.

Each full right entitles the holder to purchase, at a subscription price of $20.00, four ordinary shares, six Series 8 warrants and five Series 9 warrants.  Rights may only be exercised for whole numbers of ordinary shares and warrants; no fractional ordinary shares or warrants will be issued in the rights offering.

            The rights are exercisable beginning after 5:00 p.m., New York City time (midnight, Israel time) on June 13, 2013 and ending on June 27, 2013 at 5:00 p.m., New York City time, unless we decide to terminate the rights offering earlier.  If you hold your rights through an Israeli brokerage company that holds the rights through our Israeli nominee company (the Nominee Company of Bank Leumi Le-Israel Ltd.), you must notify your Israeli brokerage company of your election to exercise your rights on or before June 24, 2013, at such time as determined by the applicable Israeli brokerage company. Any rights not exercised at, or before, the applicable time will expire without any payment to the holders for those unexercised rights. However, if you hold your rights through an Israeli brokerage company, then the Israeli brokerage company will automatically sell your rights on your behalf if they have not received any instructions prior to June 24, 2013, the date on which rights may be traded on TASE (the “TASE trading date”).

The issuance of ordinary shares and Warrants purchased in the rights offering will be made as soon as practicable after the expiration of the rights offering.  Record holders of our ordinary shares and other Eligible Securities will have book entry positions for the ordinary shares and Warrants purchased in the rights offering established in their names promptly after such date; statements reflecting these positions will be mailed promptly to the address of record.  Physical certificates will be issued for the ordinary shares and Warrants purchased only if requested in writing by the record owner.  Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares and Warrants acquired in the rights offering credited to the account of such nominee on such date.

There is no minimum subscription requirement to consummate the rights offering.

The subscription rights, and the underlying Warrants, are transferable but will not be listed or otherwise trade on any U.S. stock exchange.  The rights will be listed and will trade on the TASE for one trading day only on June 24, 2013 and the Series 8 Warrants and the Series 9 Warrants will be listed on the TASE.

We may terminate or cancel the offering at any time prior to its expiration.  If the offering is terminated, then we will return your subscription price payment, but without any payment of interest.

You should carefully consider whether to exercise your subscription rights before the expiration date.  All exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.

Our ordinary shares are traded on the NASDAQ Global Select Market and on the TASE under the symbol “TSEM.”  The last sale price of our ordinary shares on June 3, 2013 on the NASDAQ Global Select Market was $6.12 per share and on the TASE was NIS 22.89 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE  S-25, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE DECIDING WHETHER TO EXERCISE YOUR SUBSCRIPTION RIGHTS.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this Prospectus Supplement is June 4, 2013

You should rely only on the information included or incorporated by reference in this prospectus supplement or any supplement or free writing prospectus prepared by us.  We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus supplement.  We have not authorized anyone to provide you with different information.  If you receive any other information, you should not rely on it.  We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted.  You should assume that the information in this prospectus supplement or any supplement or free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus supplement, “we,” “us,” “our,” “Tower” and “the Company” and words of similar import, refer to Tower Semiconductor Ltd., together with its direct wholly-owned subsidiaries. In addition, unless otherwise specified or unless the context otherwise requires, all references to "$" or "dollars" are to U.S. dollars and all references to "NIS" are to New Israeli Shekels.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering.  The answers are based on selected information from this prospectus supplement.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus supplement contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks relating to the rights offering, our business, our ordinary shares and our location in Israel.

Exercising the rights and investing in our securities involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page S-24 of this prospectus and all other information included or incorporated by reference in this prospectus supplement in its entirety before you decide whether to exercise your rights.

Q:           What is the rights offering Tower is conducting?

A:           We are conducting a rights offering through the distribution of subscription rights on a pro rata basis to all existing shareholders of our company to buy additional securities at a given price.  We are also distributing subscription rights, pro rata on an as converted to ordinary shares basis, to holders of employee and director stock options and of our Series J Warrants and to two banks as holders of capital notes and warrants exercisable for the purchase of ordinary shares. Including the Israeli Rights Offering, we are distributing to holders, at no charge, as of the close of business on June 13, 2013, subscription rights to purchase up to an aggregate of 4,952,096 of our ordinary shares and up to 7,428,144 Series 8 warrants and 6,190,120 Series 9 warrants. You will receive one subscription right for every 44 ordinary shares you own, or are entitled to receive upon exercise or conversion of your eligible convertible securities, at the close of business on the record date.   The subscription rights will be evidenced by subscription rights certificates.

Q:           What is a right?

A:           We will issue one right for every 44 of our ordinary shares that you own on the record date (or in the case of option holders, warrant holders and capital note holders, for every 44 ordinary shares that are issuable upon the exercise or conversion of your options, warrants and capital notes, respectively).  Each right entitles the holder of the right the opportunity to purchase, at the subscription price of $20.00 per right, four ordinary shares, six Series 8 Warrants and five Series 9 Warrants.  You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights at all. Your rights will be rounded down (for both record and beneficial holders) to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.   We understand that some TASE members may record fractional securities for the accounts of their clients pursuant to their internal policies.

For example, if you own 900 of our ordinary shares on the record date and you are granted one subscription right for every 44 ordinary shares you own at that time, then you would receive 20 rights and have the right to purchase, at an aggregate price of up to $400, up to 80 ordinary shares, 120 Series 8 Warrants and 100 Series 9 Warrants.

If you hold your ordinary shares in the name of a broker, dealer, bank or other nominee who uses the services of the Depository Trust Company, or DTC, in the United States then DTC will credit the account of the nominee with one right for every 44 ordinary shares you beneficially own at the record date.

Q.           What are the terms of the Series 8 and Series 9 Warrants?

A.           Each Series 8 Warrant entitles the registered holder thereof to purchase, at any time prior to the expiration date, one ordinary share at a price of $5.00 per share (or the NIS equivalent at the time of exercise). The Series 8 Warrants will expire on July 22, 2013.

Each Series 9 Warrant entitles the registered holder thereof to purchase, at any time prior to the expiration date, one ordinary share at a price of $7.33 per share (or the NIS equivalent at the time of exercise). The Series 9 Warrants will expire on June 27, 2017.

See “Description of the Warrants” for more information.

Q:           Why are we undertaking the rights offering, and how will we use the proceeds from the rights offering?

A:            We intend to use the net proceeds received from the exercise of the rights and Warrants primarily to further our strategic growth plans, including financing in whole or in part of potential acquisitions of, or investments in, fabrication facilities, or in other businesses and technologies that we believe will complement our current operations and our expansion strategies. We may also use all or part of the proceeds for capital expenditures as part of our ramp-up of the capacity and capability of our manufacturing facilities and for general corporate purposes, including the strengthening of our balance sheet. In regards to our strategic growth initiatives, we are in negotiations for the purchase of a fabrication facility and a portion of the proceeds from this offering may be used in connection with such transaction, if and when consummated;  however, there can be no assurance we will complete this or any other acquisition transaction.

This rights offering provides our existing security holders the opportunity to participate in our capital-raising efforts in a manner that allows them to maintain, and possibly increase, their proportional ownership interest in us.

Q:           How much money will we raise as a result of the rights offering?

A:            If all of the rights are exercised by all of our eligible security holders pursuant to this offering (including both the rights issued pursuant to this prospectus supplement and those rights issued only in the Israeli Rights Offering – see “The Rights Offering - Security Holders Eligible to Participate in the Rights Offering”), then we will receive immediate gross proceeds of approximately $24.76 million, before deducting estimated immediate offering expenses payable by us of approximately $0.5 million (this does not take into account any future exercises of the Series 8 warrants or Series 9 warrants).  There can be no assurance that all or any of the rights will be exercised.

 Q.           May I transfer my subscription rights?

A.           Yes. The subscription rights are transferable. Although they will not be listed on a US stock exchange, the rights will be listed for trading for one day on the TASE on June 24, 2013 and may be exercised until June 27, 2013.

Q:           How can I sell my rights on the TASE if I do not have an account With a TASE member?

A:           Eligible Holders who wish to sell in lieu of exercising their rights and whose rights are held in US brokerage accounts or accounts of other non-TASE member firms, should contact their broker or such other firm for instructions regarding the procedure for selling their rights on the TASE.  Many US brokerages have relationships with TASE members who can execute trades on the TASE on behalf of US brokerage customers. Eligible Holders who wish to sell their rights on the TASE trading day are urged to contact their brokers as soon as possible to ensure timely compliance with the applicable procedures.  The TASE Clearing House has indicated that it will not participate in the settlement of subscription rights trades involving subscription rights through the TASE Clearing House account at DTC which is normally used to facilitate cross border trading. Instead, rights to be sold will need to be transferred by the applicable broker to the Nominee Company of Bank Leumi Le-Israel Ltd.

 Q:           Who may participate in the rights offering?

A:           Holders of our ordinary shares, employee and director options, Series J Warrants, and warrants and capital notes issued to our banks, as of the close of business on the record date are entitled to participate in the rights offering pursuant to the U.S. Prospectus. The rights and underlying shares and Warrants issued to Israel Corp. are not covered by this prospectus but Israel Corp. will have the opportunity to participate under a separate Israeli rights offering with identical terms to this offering. See “The Rights Offering - Security Holders Eligible to Participate in the Rights Offering” for more information.

 Q:           Will the officers, directors and significant shareholders of Tower be exercising their rights?

A:           Our officers, directors and greater than 5% beneficial shareholders may participate in the rights offering, but other than Israel Corp., our largest shareholder, none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate. Israel Corp. has undertaken to exercise all of its subscription rights and to exercise all of its Series 8 Warrants which will result in gross proceeds to us of approximately $16.7 million.  As of the date of this prospectus supplement, Israel Corp. owns 38% of our outstanding shares.

Q:           Will the subscription rights and the ordinary shares and Warrants that I receive upon exercise of my rights be tradable on NASDAQ?

A:           Our ordinary shares are listed on the NASDAQ Global Select Market under the ticker symbol “TSEM.”  The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Global Select Market.  While both the subscription rights and the Warrants issuable upon exercise of such rights are transferable, they will not be tradable on NASDAQ or any other U.S. Stock Exchange. However, the rights will be tradable on the TASE for one day on June 24, 2013 and the Warrants will be listed on the TASE as well.

 Q:           How do I exercise my subscription right?

A:           Shortly after the record date  we will send a rights certificate to each holder of our ordinary shares that on the record date is registered in our shareholder register maintained by American Stock Transfer & Trust Company, LLC, or AST, the transfer agent of our ordinary shares, which is also acting as the U.S. subscription agent for the rights offering.   The rights certificate will evidence the number of rights issued to each holder and will be accompanied by a copy of this prospectus supplement.

If you are a record holder of our ordinary shares or other Eligible Securities and you wish to exercise your subscription rights, you should complete the exercise form set forth on the back of the rights certificate and send the certificate, accompanied by the subscription price, to the U.S. subscription agent.  The subscription rights certificate, together with full payment of the subscription price, must be received by the U.S. subscription agent on or prior to the expiration date of the rights offering.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  We will not be obligated to honor your exercise of subscription rights if the U.S. subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Notwithstanding the above, if you are a record holder that resides in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate by registered mail to Tower Semiconductor Ltd. Attention: Finance Department, P.O. Box 619, Migdal Haemek, Israel, 23105, accompanied by evidence of a wire transfer or a bank check drawn on a bank located in Israel payable to Tower Semiconductor Ltd.  Payment to us may be in U.S. dollars or in NIS. If in NIS, the amount payable shall be the NIS equivalent of the U.S. subscription price based on the known representative rate of exchange most recently published by the Bank of Israel at the time of payment. The subscription rights certificate, together with full payment of the subscription price, must be received by us on or prior to the expiration date of the rights offering.

If you are a beneficial owner of our ordinary shares or Series J warrants and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearing House), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and procedure for payment of the subscription price.

Customers of TASE Clearing House members must deliver their completed instructions to the applicable member by June 24, 2013, at the time determined by the applicable member.  The related payment will be collected from clients of TASE members and will be transferred to Tower against the issuance of the applicable shares and Warrants promptly after expiration of the offering.  If you exercise your rights through the TASE Clearing House, the payment must be denominated in NIS, at the known representative rate of exchange most recently published by the Bank of Israel at the time of payment. See also "The Rights Offering- Exercise of Rights by Beneficial Owners Who Are Not Record Holders" and "The Rights Offering- Procedures Applicable to Holders of Shares Through our Israeli Nominee Company."

If you are a holder of employee/director options that entitle you to receive rights, this prospectus will be available for you on our internal website (intranet) and on the SEC website (www.sec.gov).  If you wish to exercise your rights (or any part thereof), you must do so through our offices according to the instructions letter sent to you and you may not do so through our Subscription Agent.  If you wish to sell your rights, you may only do so in the framework of an organized selling arrangement that we are implementing for our employees. You do not have to notify us of your wish to sell your rights. If by 5:00 p.m. (Israel time) on June 19, 2013 we do not receive a notice from you that you wish to exercise your rights, you will be considered to have instructed us to sell your rights and we will include your rights in the organized selling arrangement. Under the organized selling arrangement, we will engage a broker to sell all the unexercised rights on the day upon which the unexercised rights will trade on the Tel Aviv Stock Exchange (June 24, 2013). We will instruct the broker to use his discretion in selling the rights with the aim of maximizing the total consideration received for the rights, but we will not specify any price limits. If the broker succeeds in selling the employees’ rights (or any part thereof), he will transfer to us the total consideration received from the sale (after deducting his fees as agreed with us). We will distribute this total consideration among the employees, pro-rata to the number of their unexercised rights after deducting applicable taxes. All employees’ rights that are not sold by the broker will expire.

Q:           Am I required to subscribe in the rights offering?

A:           No.  You may exercise any number of your subscription rights, or you may choose not to exercise subscription rights at all.

Q:           What happens if I choose not to exercise my subscription rights?

A:           You may sell your rights on the TASE on June 24, 2013 which will be the date the rights may be traded on the TASE. You will retain your current number of ordinary shares, option, capital notes and/or warrants, as the case may be, even if you do not exercise your subscription rights.  Any rights not exercised at, or before, the expiration date (June 27, 2013) will expire without any payment to the holders for those unexercised rights. However, if you hold your rights through an Israeli brokerage company, then the Israeli brokerage company will automatically sell your rights on your behalf if they have not received any instructions prior to such time as determined by the applicable Israeli brokerage company on June 24, 2013, the date on which rights may be traded on TASE (the “TASE Trading date”).

If you do not exercise your subscription rights in full, the percentage of our ordinary shares that you own, or are entitled to receive upon exercise of your convertible securities, will decrease, and your voting and other rights will be further diluted to the extent that other eligible holders exercise their rights.

Q:           When will the subscription rights expire?

A:           The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time (midnight, Israeli time) on June 27, 2013.  The subscription agent must actually receive all required documents and payments before that time and date for the rights exercised.   Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights.  See “The Rights Offering – Expiration of the Rights Offering.”

If you hold your shares through a broker, dealer or other nominee, you will be required to comply with the procedural requirements of such nominee, including the procedures relating to the last time by which you may be required to provide notice of your intention to exercise your rights.  For further information, see "The Rights Offering- Exercise of Rights by Beneficial Owners Who Are Not Record Holders" and "The Rights Offering- Procedures Applicable to Holders of Shares Through our Israeli Nominee Company."

If you do not timely exercise your rights in accordance with the procedures applicable to you, your ability to exercise the rights and purchase the ordinary shares and Warrants will expire.

Q:           Will Tower require a minimum dollar amount of subscriptions to consummate the rights offering?

A:           No.  There is no minimum subscription requirement to consummate the rights offering.

Q:           Is exercising my subscription rights risky?

A:           The exercise of your subscription rights (and the resulting ownership of our ordinary shares and Series 8 and 9 Warrants) involves a high degree of risk.  Exercising your subscription rights means buying ordinary shares and Warrants and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus supplement and the documents incorporated by reference herein before deciding to exercise your subscription rights.

Q:           After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:           No.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the market price of our ordinary shares decreases substantially.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares and warrants at the proposed subscription price.  Any rights not exercised at or before the expiration date will expire worthless without any payment to the holders for those unexercised rights.

Q:           Can the board of directors cancel, terminate or amend the rights offering?

A:           Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason prior to 5:00 p.m. New York City time (midnight, Israel time) on June 23, 2013.  If our board of directors cancels or terminates the rights offering, we will issue a press release regarding the cancellation or termination, and any money received from Eligible Holders will be promptly returned, without interest or deduction.

We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering.

Q:           What should I do if I want to participate in the rights offering but my ordinary shares are held in the name of my broker, dealer, bank or other nominee and not in my name?

A:           Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer, bank or trustee, rather than in their own name, must contact that nominee to exercise their rights.  In that case, the nominee will complete the subscription rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above.

Customers of TASE Clearing House members must deliver their completed instructions to the applicable member by June 24, 2013, at the time determined by the applicable member.  The members of the TASE Clearing House must deliver notices of rights exercised to the TASE Clearing House by 9:00 am (Israel time) on June 27, 2013.

See "The Rights Offering- Exercise of Rights by Beneficial Owners Who Are Not Record Holders" and "The Rights Offering- Procedures Applicable to Holders of Shares Through our Israeli Nominee Company."

Q:           Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:           We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights.  However, if you exercise your subscription rights and/or sell any underlying ordinary shares or shares through a broker, dealer, bank or other nominee, you will be responsible for any fees charged by your broker, dealer, bank or other nominee.

Q:           What is the recommendation of the board of directors regarding the rights offering?

A:           None of Tower, our board of directors or the subscription agent is making any recommendation as to whether or not you should exercise your subscription rights.  You are urged to make your decision in consultation with your own advisors as to whether or not you should participate in the rights offering or otherwise invest in our securities and only after considering all of the information included in this prospectus supplement, including the “Risk Factors” section that follows.

Q:           How was the subscription price established?

A:           Our board of directors determined that the subscription price should be designed to provide an incentive to our current security holders to exercise their rights in the rights offering. Other factors considered in setting the subscription price included the amount of proceeds desired, our desire to raise equity capital to strengthen our balance sheet, the market price of our ordinary shares at the time the price was established, our business prospects, alternatives available to us for raising equity capital, and the liquidity of our ordinary shares.

The subscription price does not necessarily bear any relationship to any other established criteria for value.  You should not consider the subscription price as an indication of value of our company, our ordinary shares or the Warrants.  You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period.  The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell any ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price.  The Warrants will not be listed for trading on NASDAQ and will only be listed on the TASE and there can be no guarantee as to the price at which the Warrants may be sold. You should make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  On June 3, 2013, the last reported sale price of our ordinary shares on the NASDAQ Global Select Market was $6.12 per share and on the TASE was NIS 22.89 per share.

Q:           What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:           We believe that under U.S. federal income tax laws the distribution of subscription rights in the rights offering likely will be non-taxable to US holders of the ordinary shares and taxable as compensation to US holders of employee and director stock options.  With respect to US holders of our Series J warrants, there appears to be no authority on point with respect to U.S. federal tax consequences of the rights offering to the U.S. warrant holders, so their U.S. federal tax treatment is uncertain. You should consult your own tax advisor as to the particular consequences to you of the rights offering.  See “Material U.S. Federal Income Tax Considerations.”

Q:           What are the Israeli income tax consequences of receiving or exercising my subscription rights?

A:           Israeli holders of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights.  You should consult your own tax advisor as to the particular consequences to you of the rights offering.  See “Certain Israeli Tax Considerations.”

Q:           How many ordinary shares will be outstanding after the rights offering?

A:           The number of ordinary shares that will be outstanding immediately after the completion of the rights offering, assuming the rights covered by this prospectus supplement and the additional rights covered only by the separate Israeli prospectus are fully subscribed, will be approximately 43.5 million ordinary shares (assuming no exercise of any outstanding convertible securities from the date hereof)

Q:           If I exercise my subscription rights, how will I receive ordinary shares and Warrants in the rights offering?

A:           The issuance of ordinary shares and Warrants purchased in the rights offering will be made as soon as practicable after the expiration date.   AST will establish book entry positions representing ordinary shares and warrants purchased in the rights offering to record holders registered on our shareholder register promptly after such date.   Beneficial owners of our ordinary shares and Series J Warrants whose shares are held by a nominee, such as a broker, dealer or bank (including the Nominee Company of Bank Leumi Le-Israel Ltd.), rather than in their own name, will have any ordinary shares and Warrants  acquired in the rights offering credited to the account of such nominee.

Q.           How will this rights offering affect the price of our ordinary shares?

A.           NASDAQ will not reduce the opening price of our ordinary shares at the opening of trading on the NASDAQ Ex-day, which is the first day that our ordinary shares will trade on NASDAQ without entitlement to receive the rights. However, we expect the value of our ordinary shares to decrease based on the market’s valuation of the rights.  The NASDAQ Ex-day for the rights offering will be the same date as the record date and therefore will be on June 13, 2013.

The TASE will reduce the opening price of the ordinary shares at the opening of trading on the TASE Ex-day, which is the first day that our ordinary shares will trade on the TASE without entitlement to receive the rights.  The TASE Ex-day for the rights offering will be the same date as the record date which will be on June 13, 2013.

Q:           Who is the subscription agent for the rights offering?

A:           For US holders who are not employees or directors of the company, the subscription agent is AST.  The address for delivery to the subscription agent is as follows:

If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

If delivering by mail:

 American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

Your delivery to the subscription agent to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

See also “Methods for Exercise of Rights by Record Holders” below.

If you are an employee or director of the company you should deliver the exercise form and the check to the company’s offices per the instructions letter sent to you.  See “The Rights Offering – Employee/Director Option Holders.”

The method of delivery of subscription rights certificates and payment of the subscription price to the subscription agent or us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such forms and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent or us and clearance of payment prior to 5:00 p.m., New York City time (midnight, Israel time), on June 27, 2013.

Q:           What should I do if I have other questions?

A:            If you have any questions or need further information about the rights offering, please contact our Information Agent for the rights offering AST Phoenix Advisors, toll free at 877-478-5038 or if you are a bank or broker at 212-493-3910 or, if you are located in Israel, you may also contact our Director of Investor Relations, Noit Levi at noit.levi@towerjazz.com, and CCG Investor Relations/Kenny Green, (646) 201-9246/towersemi@ccgisrael.com. For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the rights offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere or incorporated by reference in this prospectus supplement.  This summary highlights selected information from this prospectus supplement and does not contain all of the information that may be important to you.

Company Overview

We are a pure-play independent specialty foundry dedicated to the manufacture of semiconductors. Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs. We currently offer the manufacture of ICs with geometries ranging from 1.0 to 0.0.095-micron. We also provide design support and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive, industrial and medical device products.

Manufacturing facilities overview

Tower was founded in 1993, with the acquisition of National Semiconductor’s 150-mm wafer fabrication facility located in Migdal Haemek, Israel, and commenced operations as an independent foundry. Since then, we have significantly upgraded our Fab 1 facility, equipment, capacity and technological capabilities with process geometries ranging from 1.0-micron to 0.35-micron and enhanced our process technologies to include CMOS image sensors, embedded flash, advanced analog, RF (radio frequency) and mixed-signal technologies.

In 2003, we commenced production in Fab 2, a wafer fabrication facility we established in Migdal Haemek, Israel. Fab 2 supports geometries ranging from 0.35 to 0.13-micron, using advanced CMOS technology, including CMOS image sensors, embedded flash, advanced analog, RF (radio frequency), power platforms and mixed-signal technologies.

In September 2008, we merged with Jazz Technologies, Inc (together with its subsidiaries, referred to herein as "Jazz"). Jazz focuses on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz's specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes. ICs manufactured by Jazz are incorporated into a wide range of products, including cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz operates one semiconductor fabrication facility in Newport Beach, California (“Fab 3”). Fab 3 supports geometries ranging from 0.80 micron to 0.13 micron.  The merger has provided several key benefits, including increased global capacity, a larger customer base, a more comprehensive product portfolio and a stronger financial base.

In June 2011, we acquired a fabrication facility in Nishiwaki City, Hyogo, Japan ("Fab 4") from Micron. The assets and related business that we acquired from Micron are held and conducted through a wholly owned Japanese subsidiary, TowerJazz Japan Ltd. ("TJP"). Fab 4 supports geometries ranging from 0.13 to 0.095-micron to manufacture DRAM and CMOS image sensor products, and we are currently qualifying other process technologies in Fab 4 to enable it to manufacture other customer products.

Our executive offices and Israeli manufacturing facilities are located in the Ramat Gavriel Industrial Park, Shaul Amor Street, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611.

Further details about us and our operations are provided in our Annual Report on Form 20-F, and the other documents incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation of Information by Reference”. You are encouraged to thoroughly review the documents incorporated by reference into this prospectus as they contain important information concerning our business and our prospects.

Additional information about us and our operations may be found at our web site: www.towerjazz.com.  Information on our website is not incorporated by reference in this prospectus.

SUMMARY OF THE RIGHTS OFFERING

Offered Securities
We are distributing at no charge to Eligible Holders (see “The Rights Offering - Security Holders Eligible to Participate in the Rights Offering”), as of the close of business on June 13, 2013, which we refer to as the record date, subscription rights to purchase up to an aggregate of 4,952,096 ordinary shares (or up to 6,951,716 if all Series F debenture holders convert prior to the  record date), 7,428,144 Series 8 Warrants (or up to 10,427,574 if all Series F debenture holders convert prior to the record date) and 6,190,120 Series 9 Warrants (or up to 8,689,645 if all Series F debenture holders convert prior to the  record date).  We will distribute one right to the holder of record of every 44 ordinary shares that is held by the holder of record on the record date.  Based on 54,473,074 of our eligible outstanding securities on the date hereof, we will issue 1,238,024 rights in the rights offering.  However, if Series F debenture holders convert their securities prior to the record date, up to an additional 499,905 rights may be issued.  We expect the total immediate subscription price for the subscription rights offered in the rights offering to be approximately $24.76 million, assuming full participation in the rights offering.

Subscription rights
Each right entitles the holder to purchase, for the subscription price of $20.00, four ordinary share(s), six Series 8 Warrants and five Series 9 Warrants.  Rights may only be exercised for whole numbers. Rights will be rounded down to the nearest whole number and, accordingly, no fractional rights will be issued in the rights offering. With respect to ordinary shares registered on our shareholder register maintained by our U.S. transfer agent, including those held in the name of DTC, such rounding will be made with respect to each record and beneficial shareholder.  We understand that some TASE members may record fractional securities for the accounts of their clients pursuant to their internal policies.

If applicable, warrants will also be rounded down to the nearest whole number.  We understand that some TASE members may record fractional securities for the accounts of their clients pursuant to their internal policies.

Terms of the Series 8 and 9 Warrants
Each Series 8 Warrant entitles the registered holder thereof to purchase, until July 22, 2013, one ordinary share at a price of $5.00 per share (or the NIS equivalent at the time of exercise). Each Series 9 Warrant entitles the registered holder thereof to purchase, until June 27, 2017, one ordinary share at a price of $7.33 per share (or the NIS equivalent at the time of exercise). See “Description of the Warrants”.

Record Date and Ex-Date	June 13, 2013.
Commencement Date of Subscription Period	After 5:00 p.m., New York City time (midnight, Israel time) on June 13, 2013.
Expiration Date of Subscription Period
5:00 p.m., New York City time (midnight, Israel time) on June 27, 2013, unless we decide to terminate the rights offering earlier.  We or the subscription agent must actually receive all required documents and payments before that time and date.

If you hold your rights through an Israeli brokerage company that holds the rights through our Israeli nominee company (the Nominee Company of Bank Leumi Le-Israel Ltd.), you must notify your Israeli brokerage company of your election to exercise your rights on or before June 24, 2013, at such time as determined by the applicable Israeli brokerage company (if not notified, such Israeli brokerage company may sell your rights on your behalf).

Other than as set forth above, any rights not exercised at or before the applicable time will have no value and expire without any payment to the holders for those unexercised rights.

Subscription Price	$20.00 per right, payable in immediately available funds.
Subscription Commitment
Israel Corp., our largest shareholder, has undertaken to exercise its subscription rights (in the Israeli Rights Offering) in full.  As of the date of this prospectus. Israel Corp. owns 38% of our outstanding shares.

Use of Proceeds
We intend to use the net proceeds received from the exercise of the rights and Warrants primarily to further our strategic growth plans, including financing in whole or in part of potential acquisitions of, or investments in, fabrication facilities, or in other businesses and technologies that we believe will complement our current operations and our expansion strategies. We may also use all or part of the proceeds for capital expenditures as part of our ramp-up of the capacity and capability of our manufacturing facilities and for general corporate purposes, including the strengthening of our balance sheet.  In regards to our strategic growth initiatives, we are in negotiations for the purchase of a fabrication facility and a portion of the proceeds from this offering may be used in connection with such transaction, if and when consummated;  however, there can be no assurance we will complete this or any other acquisition transaction.

Transferability	The rights may be sold or transferred but will not be a listed on a United States stock exchange. The rights will be listed for one day on June 24, 2013 on the TASE.
No Recommendation
Our board of directors makes no recommendation to you about whether you should exercise any rights.  You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your rights.  Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Revocation	If you exercise any of your subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.
U.S. Federal Income Tax Considerations	For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”
Israeli Income Tax Considerations	For a detailed discussion, see “Certain Israeli Tax Considerations.”
Termination, Cancellation and Amendment
We may terminate or cancel the offering in our sole discretion at any time on or before June 23, 2013 for any reason (including, without limitation, a change in the market price of our ordinary shares).  If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of subscription rights.  Any termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement. We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering.

Procedure for Exercising Rights
Record Owners. If you are the record holder of our ordinary shares, capital notes or bank warrants, to exercise your rights you must complete the subscription rights certificate and deliver it to the subscription agent, AST, together with full payment for all the subscription rights you elect to exercise.  The subscription agent must receive the proper forms and payments on or before the expiration date.  You may deliver the documents and payments by mail or commercial courier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.  If you are a record holder that resides in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate by registered mail to our offices at Tower Semiconductor Ltd. Attention: Finance department, POB 619 Migdal Haemek 23105, Israel, accompanied by evidence of a wire transfer or a bank check drawn on a bank located in Israel payable to Tower Semiconductor Ltd.  Payment to us may be in U.S. dollars or in NIS (if in NIS, payment shall be based on the US$ dollar amount at the representative rate of exchange most recently published by the Bank of Israel at the time of payment).

Beneficial Owners. If you are a beneficial owner of our ordinary shares or Series J Warrants and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearing House), you should instruct your broker, dealer, bank or other nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering – Methods for Exercising Rights--Exercise of Rights by Beneficial Owners Who Are Not Record Holders” and "The Rights Offering – Procedures Applicable to Holders of Shares Through our Israeli Nominee Company.”  If you hold your rights through an Israeli brokerage company that holds the rights through our Israeli nominee company (the Nominee Company of Bank Leumi Le-Israel Ltd.), you must notify your Israeli brokerage company of your election to exercise your rights on or before June 24, 2013, at such time as determined by the applicable Israeli brokerage company.

Option Holders. If you are an employee that holds options, please see “The Rights Offering – Employee/Director Option Holders.”

Israeli Bank Holders. If you are an Israeli bank, please see “The Rights Offering – Procedure for Israeli Banks holding Warrants and Capital Notes”.

U.S. Subscription Agent	American Stock Transfer & Trust Company, LLC
Israeli Subscription Agent	The Nominee Company of Bank Leumi Le-Israel Ltd.
Questions
If you have any questions or need further information about the rights offering, please contact AST Phoenix Advisors, toll free at 877-478-5038 or if you are a bank or broker at 212-493-3910 or, if you are located in Israel, you may also contact our Director of Investor Relations, Noit Levi at noit.levi@towerjazz.com, and CCG Investor Relations/Kenny Green, (646) 201-9246 or towersemi@ccgisrael.com.

Shares Outstanding on the Date of this Prospectus	38,565,845 shares outstanding as of the date of this prospectus (which excludes 39,674,829 ordinary shares issuable upon the exercise of outstanding options and other convertible securities).
Shares Outstanding after Completion of the Rights Offering
43,517,941 of our ordinary shares will be outstanding immediately after the completion of the rights offering, assuming full participation in the rights offering (which excludes 53,293,093 ordinary shares issuable upon the exercise of outstanding options and other convertible securities). There will also be additional shares that will be issuable  in accordance with the adjustment provisions of the  Series 7 Warrants and Series F bonds whose holders are not receiving rights in this offering.

Issuance of Our Ordinary Shares and Warrants
The issuance of ordinary shares and Warrants purchased in the rights offering will be made as soon as practicable after the expiration date.

AST will establish book entry positions representing ordinary shares and the Warrants purchased in the rights offering for record holders registered on our shareholder register maintained by it promptly after such date.  Beneficial owners of our ordinary shares and Series J Warrants whose shares are held by a nominee will have their ordinary shares and Warrants acquired in the rights offering credited to the account of such nominee on such date.

Risk Factors	Security holders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”
Fees and Expenses	We will bear the fees and expenses relating to the rights offering.
Trading Market
Our ordinary shares are listed on the NASDAQ Global Select Market under the ticker symbol “TSEM.”  The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Global Select Market. The rights will not be listed on NASDAQ but will be listed for one day (June 24, 2013) on the TASE.

FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus supplement discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking statements within the meaning of Section 27A of the Securities Act.  Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus supplement.  Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties.  Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements.  Forward-looking statements often, although not always, include words or phrases such as the following: "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "intends," "plans," "projection" and "outlook."

You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus supplement.  Various factors discussed in this prospectus supplement, including, but not limited to, all the risks discussed in "Risk Factors," and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements.  You should read and interpret any forward-looking statements together with these documents.

Any forward-looking statement speaks only as of the date on which that statement is made.  We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made except as required by law.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the risk factors described in our periodic reports filed with the SEC, including those specified in Item 3 to our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 30, 2013 in the section captioned “Risk Factors”, which is incorporated by reference in this prospectus supplement, as well as the risk factors set forth below. You should carefully consider these risks together with the other information in this prospectus supplement before deciding to invest in our securities.

Risks Relating to the Rights Offering

Your interest in our company may be diluted as a result of the rights offering.

Holders of ordinary shares, of options, or of Series J Warrants, who do not fully exercise their respective rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest, or be entitled to own a smaller proportional interest, in our company than would otherwise be the case had they fully exercised their subscription rights.

Certain of our shareholders beneficially own a substantial percentage of our ordinary shares, which may increase if the offering is completed.

Israel Corp. beneficially owns 14.7 million ordinary shares, or approximately 38%, of our outstanding ordinary shares as of the date hereof and has undertaken to exercise all of its subscription rights and the Series 8 Warrants in full. As a result, if the offering is completed, the beneficial ownership of Israel Corp. will likely increase.  This concentration of ownership of our ordinary shares could delay or prevent mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares.  This concentration could also accelerate these same transactions in lieu of others depriving shareholders of opportunities. This concentration of ownership may also adversely affect our share price.

The rights offering may cause the price of our ordinary shares to decrease.

The subscription price, together with the number of ordinary shares and Warrants we propose to issue, and ultimately will issue, if the rights offering is completed, may result in an immediate decrease in the market value of our ordinary shares.  This decrease may continue after the completion of the rights offering.  If that occurs, you may have committed to buy ordinary shares in the rights offering at a price greater than the prevailing market price.  Further, if a substantial number of rights are exercised and the holders of the ordinary shares received upon exercise of those rights choose to sell some or all of those ordinary shares, the resulting sales could depress the market price of our ordinary shares.  Following the exercise of your rights you may not be able to sell your ordinary shares at a price equal to or greater than the subscription price.

You could be committed to buying ordinary shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights.  The market price of our ordinary shares may decline prior to the expiration of the rights offering or a subscribing rights holder may not be able to sell ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price.

If we terminate the rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date.  If the rights offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent or us.  If we terminate the rights offering, all rights will expire worthless.

Our ordinary share price may be volatile as a result of the rights offering.

The trading price of our ordinary shares may fluctuate substantially.  The price of the ordinary shares that will prevail in the market after the rights offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include, but are not limited to, the factors described under “Risks Relating to Our Ordinary Shares - Volatility of the market price of our ordinary shares could adversely affect our shareholders and us.”

The subscription price determined for the rights offering is not an indication of the value of our ordinary shares or the Warrants.

The subscription price for the ordinary shares in the rights offering was set by our board of directors and does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the value of our ordinary shares or Warrants.  After the date of this prospectus supplement, our ordinary shares may trade at prices above or below the subscription price.

There may not be a trading market for the subscription rights or the warrants

The subscription rights, and our Warrants will be new issues of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or warrants. The subscription rights will have only one trading day on the TASE on June 24, 2013 (they will not trade at all on NASDAQ) and are otherwise transferable until the expiration date, at which time they will expire. Any subscription rights not exercised by the expiration date will expire without any payment to the holders of those unexercised subscription rights. We are not responsible if you elect to sell your subscription rights and/or Warrants and no public or private market exists to facilitate the purchase of subscription rights, or the Warrants.

The net proceeds we receive from the rights offering may be lower than currently anticipated, and we may need to raise additional capital in the future to be able to execute our longer term business plan.

There will be no backstop or other guarantee to the rights offering, and we only have a commitment from Israel Corp. to participate in the rights offering. Therefore, if our holders exercise fewer rights than anticipated, the net proceeds we receive from the rights offering could be significantly reduced. If the rights offering is not fully subscribed and we do not raise the desired amount of capital in this rights offering, we may need to raise additional capital in the future to be able to execute our longer term business plan.

 We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.

We intend to use the net proceeds received from the exercise of the rights and Warrants primarily to further our strategic growth plans, including financing in whole or in part potential acquisitions of, or investments in, a fabrication facility or in other businesses and technologies that we believe will complement our current operations and our expansion strategies. We may also use all or part of the proceeds for capital expenditures as part of our ramp-up of the capacity and capability of our manufacturing facilities and for general corporate purposes, including the strengthening of our balance sheet.  Investors in the rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of the rights offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of record of our ordinary shares who desire to purchase our ordinary shares and warrants in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time (midnight, Israeli time), on the expiration date (June 27, 2013).  Option holders must follow the procedures described under “The Rights Offering – Employee/Director Option Holders.” If you are a beneficial owner of ordinary shares or Series J Warrants (other than those held through Israeli brokerage companies that hold the rights through our Israeli nominee company) and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments (to the extent payment is then required by your nominee) are actually received by your broker, dealer, bank or other nominee in sufficient time to exercise the rights granted in the rights offering that you beneficially own prior to 5:00 p.m., New York City time (midnight, Israeli time) on the expiration date, or if you hold your rights through an Israeli brokerage company that holds the rights through our Israeli nominee company (the Nominee Company of Bank Leumi Le-Israel Ltd.), on or prior to June 24, 2013, at such time as determined by the applicable Israeli brokerage company.  The related payment will be collected from clients of TASE members and will be transferred to Tower against the issuance of the applicable shares and Warrants promptly after the expiration date.  We will not be responsible if your broker, dealer, bank, or other nominee fails to meet this deadline.

If you fail to follow the subscription procedures that apply to your exercise in the rights offering, we may, depending on the circumstances, reject your subscription or accept it only partially.  Neither we, the U.S. subscription agent nor the TASE Clearing House or the Nominee Company of Bank Leumi le-Israel Ltd. undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

The receipt of rights may be treated as a taxable distribution to you.

The receipt of rights may be treated as a taxable distribution to you.

We believe that under U.S. federal income tax laws the distribution of subscription rights in the rights offering likely will be non-taxable to US holders of the ordinary shares and taxable as compensation to US holders of employee and director stock options.  With respect to US holders of our Series J warrants, there appears to be no authority on point with respect to U.S. federal tax consequences of the rights offering to the U.S. warrant holders, so their U.S. federal tax treatment is uncertain. Please see the discussion under “Material U.S. Federal Income Tax Considerations” below. Each U.S. holder is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

The distribution of subscription rights in the rights offering likely will be non-taxable under Israeli income tax laws.  Please see the discussion under “Certain Israeli Tax Considerations” below.  However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering. Each Israeli resident holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

USE OF PROCEEDS

We estimate that the immediate gross proceeds from this rights offering (including the rights offered in Israel that are not covered by the registration statement of which this prospectus supplement forms a part) if all rights are exercised, will be approximately $24.76 million, assuming full participation in the rights offering. Immediate expenses related to the rights offering payable by us estimated at approximately $0.5 million. If all of the Series 8 Warrants offered pursuant to the rights are exercised for the purchase of ordinary shares, gross proceeds from such exercise would be approximately $37.1 million. If all the Series 9 Warrants offered pursuant to the rights are exercised for the purchase of ordinary shares, gross proceeds from such exercise would be approximately $45.4 million.

We intend to use the net proceeds received from the exercise of the rights and Warrants primarily to further our strategic growth plans, including financing in whole or in part of potential acquisitions of, or investments in, fabrication facilities, or in other businesses and technologies that we believe will complement our current operations and our expansion strategies. We may also use all or part of the proceeds for capital expenditures as part of our ramp-up of the capacity and capability of our manufacturing facilities and for general corporate purposes, including the strengthening of our balance sheet.  In regards to our strategic growth initiatives, we are in negotiations for the purchase of a fabrication facility and a portion of the proceeds from this offering may be used in connection with such transaction, if and when consummated;  however, there can be no assurance we will complete this or any other acquisition transaction.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of March 31, 2013 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the issuance of 4,952,096 ordinary shares in this rights offering (including the rights offered in the Israeli Rights Offering), assuming the exercise of all of the subscription rights at a subscription price of $20.00 with aggregate net proceeds of approximately $24.2 million after deducting our payment of estimated offering expenses. This table does not take into account any subsequent exercises of the Series 8 warrants or Series 9 warrants.

	Actual	As Adjusted

Bank loans (including current maturities)	131,326	131,326
Debentures ( including current maturities)	204,334	204,334
Shareholders’ equity:
Ordinary Shares, NIS 15.00 par value per share; 120,000,000 authorized shares, 37,290,914 issued shares*, 42,243,010 as adjusted; 37,204,247 outstanding, 42,156,343 as adjusted	148,192	168,554
Additional Paid-in Capital	1,061,384	1,065,261
Capital notes	120,863	120,863

Cumulative Stock Based compensation	43,541	43,541
Accumulated other comprehensive loss	(10,765)	(10,765)
Accumulated deficit	(1,163,761)	(1,163,761)
Treasury stock, 86,667 shares	(9,072)	(9,072)
Total shareholders’ equity	190,382	214,621
Total capitalization	526,042	550,281

*	Includes 86,667 treasury stock

The information set forth on an actual basis in the foregoing table excludes the following securities as of May 30, 2013:

(i)	Approximately 1.7 million ordinary shares issuable upon exercise of options granted to employees and directors at a weighted average exercise price of $17.85;

(ii)	Approximately 1.8 million ordinary shares issuable upon exercise of options granted to our Chief Executive Officer at a weighted average exercise price of $17.28;

(iii)	Approximately 766.7 thousand ordinary shares issuable upon exercise of options granted to our Chairman of the Board at an exercise price of $ 4.35;

(iv)	Approximately 164.7 thousands ordinary shares issuable upon exercise of warrants issued to our banks with an exercise price of $30.60 per share exercisable until December 2016;

(v)
Approximately 59.8 thousands ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $92.55 per share exercisable until December 2016;

(vi)
Approximately 84.9 thousands ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of  $11.78 per share  exercisable until December 2016;

(vii)	Ordinary shares issuable upon conversion of the equity equivalent convertible capital notes as follows: Approximately 3,931,282 held by Bank Leumi approximately 5,660,626 held by Bank Hapoalim;

(viii)	Approximately 1.7 million ordinary shares issuable upon exercise of warrants series J with an exercise price of $25.5 per share and exercisable until June 2015;

(ix)
In 2010 and 2012, Tower issued an aggregate principal amount of approximately $231 million of long-term debentures (“Series F”), due in two equal installments in December 2015 and December 2016, and may be convertible into up to 22 million ordinary shares at any time at a conversion rate of NIS 38.21 (approximately $10.50); and

(x)
Approximately 1.8 million ordinary shares issuable upon exercise of Series 7 Warrants exercisable from March 2014 to March 2016 into 1/15 of a share of Tower at an exercise price to be determined in February 2014 according to a formula based mainly on the then prevailing Company’s share trading price provided that in no event will the price be more than NIS 63.75 (approximately $17.56), or less than NIS 30.0 (approximately $8.26).

MARKETS AND SHARE PRICE HISTORY

Our ordinary shares are listed and traded on the NASDAQ Stock Market and on the Tel Aviv Stock Exchange under the symbol “TSEM”. The following table sets forth, for the periods indicated, the high and low reported sales prices of our ordinary shares on the NASDAQ Stock Market and Tel Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High ($)	Low ($)	High (NIS)	Low (NIS)
Period
May 2013	7.50	6.05	24.50	21.52
April 2013	7.85	6.19	28.66	22.89
March 2013	7.52	6.16	28.14	22.72
February 2013	8.54	6.71	31.44	25.50
January 2013	8.67	8.06	32.40	29.84
December 2012	9.05	7.72	34.97	29.25
First Quarter 2013	8.67	6.16	32.40	22.72
Fourth Quarter 2012	9.11	7.30	35.50	28.30
Third Quarter 2012	10.77	6.75	42.50	27.58
Second Quarter 2012	15.30	9.75	57.90	39.30
First Quarter 2012	14.10	9.00	52.50	34.50
Fourth Quarter 2011	13.05	9.00	47.63	34.55
Third Quarter 2011	18.00	9.30	61.50	34.65
Second Quarter 2011	21.75	15.30	76.04	52.38
First Quarter 2011	23.10	17.25	82.41	61.50
2012	15.30	6.75	57.90	27.58
2011	23.10	9.00	82.41	34.05
2010	28.05	14.85	105.29	55.65
2009	22.35	1.95	76.94	7.53
2008	21.75	1.35	82.47	5.33

On June 3, 2013, the last reported sale price of the ordinary shares was $6.12on the NASDAQ Global Select Market and NIS 22.89 on the Tel Aviv Stock Exchange.

DILUTION

Purchasers of our ordinary shares and Warrants in the rights offering will experience an immediate dilution in the net tangible book value per ordinary share.  Our net tangible book value as of March 31, 2013 was approximately $140 million, or $3.76 per ordinary share (based upon 37.2 million of our ordinary shares outstanding as of such date).  Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding.  Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and the net tangible book value per ordinary share immediately after the rights offering.

Based on an offering of 4.95 million ordinary shares (assuming all of the rights being distributed in both the United States and Israel, but not including the shares issuable upon exercise of the Warrants), at a price of $4.89 and after deducting estimated offering expenses payable by us of approximately $0.5 million, our pro forma net tangible book value as of March 31, 2013 would have been approximately $164.3 million or $3.90 per share.  This represents an immediate increase in pro forma net tangible book value to existing shareholders of $0.14 per ordinary share and an immediate dilution to purchasers in the rights offering of $0.99 per ordinary share.

The following table illustrates this per share increase to reflect a fully subscribed rights offering in both the United States and Israel of 4.95 million ordinary shares at the subscription price of $5.00 per share:

Net tangible book value per ordinary share prior to the rights offering	$3.76
Increase in net tangible book value per ordinary share attributable to the rights offering	$0.14
Pro forma net tangible book value per share after the rights offering	$3.90
Dilution in net tangible book value per share to purchasers	$0.99

THE RIGHTS OFFERING

Summary of the Offer Terms

In the US Rights Offering, we are distributing at no charge to the holders of our ordinary shares, employees and directors holding options, banks holding capital notes and warrants and holders of Series J Warrants, as of the close of business on June 13, 2013, subscription rights to purchase up to an aggregate of 3,616,200 of our ordinary shares, 5,424,300 of our Series 8 Warrants and 4,520,250 of our Series 9 Warrants.  We are also conducting a concurrent rights offering in Israel for Israel Corp. pursuant to a prospectus in Israel.  In the Israeli Rights Offering, we are offering subscription rights to Israel Corp. to purchase up to an aggregate of 1,335,896 of our ordinary shares, 2,003,844 of our Series 8 Warrants and 1,669,870 of our Series 9 Warrants.  We expect the total immediate gross subscription price for the rights offered in the US Rights Offering and the Israeli Rights Offering to be approximately $24.76 million, assuming full exercise of all of the subscription rights. Israel Corp. has undertaken to exercise its rights in full and to exercise of all of Series 8 Warrants underlying such rights. In addition, Israel Corp. has committed to exercise all of its Series 8 warrants that it will receive upon exercise of its rights resulting in an additional approximately $10 million in proceeds to the Company.

Each Eligible Holder is being issued one right for every 44 ordinary shares owned, or issuable upon exercise of option or warrants, on the record date.  Rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.   See below “Fractional Securities.”

Each right entitles the holder to purchase, at the subscription price of $20.00, four ordinary shares, six Series 8 Warrants and five Series 9 Warrants.

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares.  For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the U.S. Securities and Exchange Commission.

The rights are exercisable beginning after 5:00 p.m., New York City time (midnight, Israel time) on June 13, 2013 and ending on June 27, 2013 at 5:00 p.m., New York City time (midnight, Israel time), unless we decide to terminate the rights offering earlier.  If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearing House), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and form of payment of the subscription price.  If you hold your rights through an Israeli brokerage company that holds the rights through our Israeli nominee company (the Nominee Company of Bank Leumi Le-Israel Ltd.), you must notify your Israeli brokerage company of your election to exercise your rights on or before June 24, 2013, at such time as determined by the applicable Israeli brokerage company (however, with respect to any rights purchased on the TASE trading date, you must notify your Israeli brokerage company of your election to exercise your rights on or before June 27, 2013, at such time as determined by the applicable Israeli brokerage company).  The related payment will be collected from the clients of TASE members and will be transferred to Tower promptly thereafter.  Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights.  See “The Rights Offering – Exercise of Rights by Beneficial Owners Who Are Not Record Holders” and "The Rights Offering – Procedures Applicable to Holders of Shares Through our Israeli Nominee Company."

For purposes of determining the number of rights a holder may acquire in the rights offering, holders whose ordinary shares are held of record by Cede & Co. or the Nominee Company of Bank Leumi Le-Israel Ltd. will be deemed to be the holders of the rights that are issued to Cede & Co. or the Nominee Company of Bank Leumi Le-Israel Ltd., respectively.

There is no minimum subscription amount.

Security Holders Eligible to Participate in the Rights Offering

We are distributing the rights to (i) holders of our ordinary shares, (ii) employees and directors holding options, (iii) two Israeli banks holding ordinary shares, capital notes and warrants and (iv) holders of Series J Warrants.  Israel Corp., our largest shareholder that is based in Israel, will not be issued rights pursuant to this prospectus supplement but will instead receive rights (on the same terms) pursuant to a separate Israeli prospectus (as a result, the ordinary shares and warrants underlying the rights issued to Israel Corp. will not be registered in the United States).  With respect to shareholders purchasing shares on either the TASE or on Nasdaq, the last time to purchase ordinary shares, and be eligible to receive the rights, will be as of the close of trading on the respective stock exchanges, on June 12, 2013.

The classes of security holders eligible to participate in this rights offering, and the amounts of outstanding ordinary shares, or in the case of convertible securities, the amount of ordinary shares issuable upon conversion of such convertible securities, for which such rights will be issued, are set forth in the table below:

Holders receiving rights pursuant to this prospectus

Shares Outstanding or Underlying Convertible Securities	Title of Securities
23,875,621	Ordinary shares (not including shares held by Israel Corporation)
4,317,672	Options held by employees and directors (not including options held by Israel Corporation)
309,375	Warrants held by Israeli banks
1,683,605	Series J Warrants
9,591,908	Capital notes held by Israeli banks
39,778,181	Total

Holders receiving rights only in the Israeli Rights Offering

Shares Outstanding or Underlying Convertible Securities	Title of Securities
14,690,224	Ordinary shares (held by Israel Corporation)
4,669	Options shares (held by Israel Corporation)
14,694,893	Total

Fractional Securities

We will issue only whole numbers of securities in the rights offering.  Accordingly, if you are entitled to receive a fraction of a subscription right in the rights offering, we will round down to the nearest whole number.   With respect to ordinary shares registered on our shareholder register maintained by our U.S. transfer agent, including those held in the name of DTC, such rounding will be made with respect to each record and beneficial shareholder.

Rights may only be exercised for whole numbers of ordinary shares and Warrants; no fractional ordinary shares or warrants will be issued in the rights offering.

We understand that some TASE members may record fractional securities for the accounts of their clients pursuant to their internal policies.

Subscription Commitment

Israel Corp., our largest shareholder, has undertaken to exercise its subscription rights in full and to exercise all of its Series 8 Warrants.  As of the date of this prospectus supplement, Israel Corp. owns 38% of our outstanding shares.

Expiration of the Rights Offering

Except as set forth below, you may exercise your subscription rights at any time before 5:00 p.m., New York City time (midnight, Israeli time) on June 27, 2013, unless we decide to terminate the rights offering earlier.  We may not extend the expiration date of the rights offering.

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearing House), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to exercising your subscription rights and as to the proper time and form of payment of the subscription price.  If you hold your rights through an Israeli brokerage company that holds the rights through our Israeli nominee company (the Nominee Company of Bank Leumi Le-Israel Ltd.), you must notify your Israeli brokerage company of your election to exercise your rights on or before June 24, 2013, at such time as determined by the applicable Israeli brokerage company (or by June 27, 2013 with respect to rights purchased on the rights trading day, at such time as determined by the applicable Israeli brokerage company).  See " - Methods for Exercise of Rights by Record Holders "and "- Procedures Applicable to Holders of Shares Through our Israeli Nominee Company" for the deadlines and other details regarding exercising subscription rights.

Any rights not exercised at or before the applicable time will have no value and expire without any payment to the holders for those unexercised rights.  We will not be obligated to honor your exercise of subscription rights if the subscription agent (or Tower, where applicable) receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Revocation, Termination and Amendment of the Rights Offering

No Revocation.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the market price of our ordinary shares decreases substantially.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares and the Warrants at the proposed subscription price.

Termination; Cancellation.  We may cancel or terminate the rights offering in our sole discretion at any time prior to 5:00 p.m. New York City time (midnight, Israel time) on June 23, 2013, for any reason (including, without limitation, a change in the market price of our ordinary shares).  Any cancellation or termination of the rights offering will be followed as promptly as practicable by an announcement.

No Amendments. We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to further our strategic growth plans, including financing in whole or in part of potential acquisitions of, or investments in, fabrication facilities, or in other businesses and technologies that we believe will complement our current operations and our expansion strategies. We may also use all or part of the proceeds for capital expenditures as part of our ramp-up of the capacity and capability of  our manufacturing facilities and for  general corporate purposes, including the strengthening of our balance sheet.  In regards to our strategic growth initiatives, we are in negotiations for the purchase of a fabrication facility and a portion of the proceeds from this offering may be used in connection with such transaction, if and when consummated;  however, there can be no assurance we will complete this or any other acquisition transaction.

Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

In approving the rights offering, our board of directors determined that the subscription price should be designed to provide an incentive to our Eligible Holders to exercise their rights in the rights offering. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, the market price of our ordinary shares at the time the price was established, our business prospects, alternatives available to us for raising equity capital, and the liquidity of our ordinary shares.

The subscription price does not necessarily bear any relationship to any other established criteria for value.  You should not consider the subscription price as an indication of value of our company or our ordinary shares.  You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period.  The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell the shares and/or warrants purchased during the rights offering at a price equal to or greater than the subscription price.  You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Methods for Exercise of Rights by Record Holders

AST will act as the U.S. subscription agent in connection with the rights offering with respect to holders of our ordinary shares that are registered on our shareholder register maintained by AST the transfer agent of our ordinary shares, including shares registered in the name of Cede & Co for the benefit of brokers, dealers, banks and other nominees (other than the TASE Clearing House). AST, which is also the warrant agent for our Series J Warrants, will also act as subscription agent for Series J Warrant holders.

Rights are evidenced by subscription rights certificates (with an exercise form on the back) that will be mailed by AST to record date shareholders.  These notices will be accompanied by a copy of this prospectus supplement.

If you are a record owner of our ordinary shares, you may exercise your rights by delivering a signed subscription rights certificate to AST, together with payment in full of the subscription price for all shares and warrants subscribed for through the exercise of the subscription right, by 5:00 p.m., New York City time (midnight, Israeli time) on June 27, 2013.  Completed subscription rights certificates of record holders and payment for the exercise of your rights must be sent to the subscription agent by one of the methods described below under “Exercises through AST”.

Procedure for Israeli banks holding Warrants and Capital Notes

If you are a bank that holds capital notes and/or warrants, you will receive, upon request, a copy of this prospectus from our Finance Department.  If you wish to exercise your rights, you must do so in accordance with the instruction letter you will receive from us. You may not exercise your rights through the rights agent. Alternatively, you may sell any or all of your rights on the TASE rights trading day. Any rights not exercised or sold by their respective deadlines shall expire worthless.

Exercises through AST

If delivering to AST by hand, express mail, courier, or other expedited service:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042
If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

If you are a US record holder (excluding employees and directors), delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

All payments to the subscription agent must be in U.S. dollars by bank check drawn upon a United States bank and payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent.”  Payment also may be made by wire transfer to the account maintained by AST for this rights offering at JP Morgan Chase, 55 Water St., New York, N.Y. 10041, ABA # 021000021, A/C # 530-354624, Beneficiary: American Stock Transfer, Reference: “AST as Depository Agent for Tower Semiconductor Ltd.”, with reference to the rights holder's name. JP Morgan Chase’s swift code is: CHASUS33.

If you are a record holder of our ordinary shares that is registered on our shareholder register maintained by AST and you reside in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate by registered mail to Tower Semiconductor Ltd. Attention Finance department P.O. Box 619, Migdal Haemek, Israel, 23105, Attention: Finance Department, or by email to rights_offering@towersemi.com  accompanied by evidence of a wire transfer or a bank check drawn on a bank located in Israel payable to “Tower Semiconductor Ltd.”   Payment to us may be in U.S. dollars or in NIS (if in NIS then at the representative rate of exchange most recently published by the Bank of Israel at the time of payment).  Any wire transfer to us should be sent to the following account of Tower Semiconductor Ltd.: Bank Leumi Le Israel, 21 Jafa St. Haifa 33262 Israel, Branch #876, Account No. 32280024, IBAN: IL26 0108 7600 0003 2280 024; SWIFT CODE: LUMIILITTLV, with reference to the rights holder’s name.   Completed subscription rights certificates and related payments must be received by us prior to 5:00 p.m., New York City time (midnight, Israel time), on June 27, 2013.

The subscription agent will segregate all funds received prior to the final payment date pending proration and distribution of the ordinary shares.

The method of delivery of subscription rights certificates and payment of the subscription price to the subscription agent or us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent or us and clearance of payment prior to 5:00 p.m., New York City time (midnight, Israel time), on June 27, 2013.

Whichever of the methods described above is used, issuance of the ordinary shares and warrants is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares and Warrants as part of the subscription right does not make payment of any amounts due by the expiration date, the subscription agent or Tower, as applicable, reserves the right to apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of ordinary shares and warrants which could be acquired by such participating rights holder upon exercise of their subscription rights.

Employee/Director Option Holders

If you are a holder of employee or director share options , this prospectus will be available for you on the company’s internal website (intranet). The receipt, sale and/or exercise of the rights granted to you as a holder of  employee or share options may be taxable (see “Material Income Tax Considerations” and you should carefully review the instruction letter that will be provided to you by our Finance Department). As we are required to withhold the taxes that may apply to you in connection with your receipt, sale and/or exercise of  your rights, you must adhere to the following procedures:

If you wish to exercise your rights (or any part thereof), you must do so through the company offices in accordance with the instruction letter that you will receive. You may not exercise your rights through our Rights Agent.

If you wish to sell your rights, you may only do so in the framework of an organized selling arrangement that we are implementing for our employees. You do not have to notify us of your wish to sell your rights. If by 5:00 p.m. (Israel time) on June 19, 2013, we do not receive a notice from you that you wish to exercise your rights, you will be considered to have instructed us to sell your rights and we will include your rights in the organized selling arrangement. Under the organized selling arrangement, we will engage a broker to sell all the unexercised rights on the day upon which the unexercised rights will trade on the TASE (June 24, 2013). We will instruct the broker to use his discretion in selling the rights with the aim of maximizing the total consideration received for the rights, but we will not specify any price limits. If the broker succeeds in selling the employees’ rights (or any part thereof), he will transfer to us the total consideration received from the sale (after deducting his fees as agreed with us). We will distribute this total consideration among the employees, pro-rata to the number of their unexercised rights. We will transfer your pro-rata share to you as soon as practicable together with your monthly salary and withhold from this amount all applicable taxes. All employees’ rights that are not sold by the broker will expire.

Exercise of Rights by Beneficial Owners Who Are Not Record Holders

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, you should expect your broker, dealer or other nominee to notify you of this rights offering and the procedures for exercising or transferring your rights.  If you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and form of payment of the subscription price.  In that case, the nominee will complete the subscription rights certificate on behalf of the record date shareholder and arrange for proper payment.

Summarized below are the procedures for exercising your rights if you are a beneficial owner whose ordinary shares are held through our Israeli nominee company (the Nominee Company of Bank Leumi Le-Israel Ltd.).

Procedures Applicable to Holders of Shares Through our Israeli Nominee Company

The Nominee Company of Bank Leumi Le-Israel Ltd. (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.) will act as the Israeli subscription agent in connection with the rights offering with respect to our ordinary shares that are held through an Israeli brokerage firm that holds the rights through our Israeli nominee company.

The TASE Clearing House will credit the accounts of the respective TASE Clearing House members that hold our ordinary shares of record as of the close of business on June 13, 2013 with one subscription right per 44 ordinary shares held in such accounts.  The TASE members will notify their respective beneficial owners as soon as possible about the terms of the rights offering in order to ascertain their intentions and to obtain instructions with respect to the subscription rights, specifically if and how many subscription rights they elect to exercise.

TASE members are required to send a written notice to their clients who are registered in their records as our shareholders on the record date notifying them that the rights will be tradable on the TASE for one day on June 24, 2013 and that they can choose among the following three alternatives: (i) to not exercise their subscription rights at all; (ii) to exercise their subscription rights in full or in part; or (iii) sell their rights on the TASE.  Such notice should also state that in the event that such member does not receive any instructions from the client on or prior to June 24, 2013, the client will be deemed to have declared that such client is not interested in exercising the rights and that the applicable TASE member may sell their rights on their behalf, and will further be deemed to have declared that such client is aware that such client's holdings in Tower will be diluted and that such client will not be able to receive any consideration for the rights unless traded on the TASE trading day.

Beneficial owners who wish to exercise their subscription rights must notify their respective TASE members, no later than June 24, 2013, at the time determined by the applicable member, as to the number of subscription rights they elect to exercise. However, purchasers of rights on the TASE trading day must notify their respective TASE members, no later than June 27, 2013, at the time determined by the applicable member,

TASE Clearing House members must deliver to the TASE Clearing House by 9:00 a.m. Israel time on June 27, 2013, a notice setting forth the total number of rights subscribed for through the exercise of the subscription rights of its respective clients.  TASE Clearing House members bear the sole responsibility and liability for the results of any mistake in such member’s exercise notice.

The TASE Clearing House will credit the accounts of the respective TASE members with the ordinary shares and warrants issued to them in the rights offering, concurrently with the debit of the subscription price from such accounts, promptly after expiry of this offering.   On such date, the Nominee Company of Bank Leumi Le-Israel Ltd. will transfer the related payment to us.

Set forth below is a summary of the offering timeline for holders of shares through our Israeli nominee company:

June 13, 2013	TASE Ex-day and record date
June 24, 2013 at the time determined by the applicable TASE member
The last day for clients of TASE members to notify the applicable TASE member as to the number of subscription rights they elect to exercise or sell (other than with respect to rights purchased on the rights trading date for which the deadline is June 27 to exercise).

June 27, 2013 by 9:00 a.m. Israel time	TASE members deliver to the TASE Clearing House notices of rights exercised.
Post-expiry	The issuance date of the ordinary shares and warrants issued in the rights offering.

Nominee Holders

If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions.  You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, you should complete the appropriate subscription certificates.  A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us.

Guaranteed Delivery Procedures in the United States

If you want to exercise your rights, but time will not permit your rights certificate to reach AST, our Rights Agent, prior to 5:00 p.m., New York City time (midnight, Israel time), on June 27, 2013 , you may exercise your subscription rights if you send, and the Rights Agent receives, (i) payment in full of the subscription price for the rights being exercised and (ii) a guarantee notice substantially in the form of the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) delivered with the Subscription Rights Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of ordinary shares and Warrants being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights within three (3) NASDAQ trading days (“Trading Days”) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to 5:00 P.M., New York City time, on the expiry date, provided that within three Trading Days following the date of the Notice of Guaranteed Delivery the Subscription Agent receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

General

All questions as to the timeliness, validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares thereto could be deemed unlawful.  We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Rights Transferable

The subscription rights may be transferred but will not be tradable on any United States stock exchange. The rights will be tradable on the TASE for one day on June 24, 2013.  Beneficial holders in the United States should check with their respective brokers as to whether they have the ability to trade their rights on the TASE. Registered holders should check the applicable procedures required by AST to transfer their certificates to the name of an Israeli nominee.

Delivery of Shares and Warrants

The issuance of ordinary shares and warrants purchased in the rights offering will be made as soon as practicable after the expiration date.

If you are a record holder of our ordinary shares , and the subscription agent has received your duly completed rights certificate and your payment has cleared, book-entry notifications representing the ordinary shares and Warrants that you acquired in the rights offering will be mailed to you promptly after such date.

Beneficial owners of our ordinary shares or Series J Warrants whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares and Warrants acquired in the rights offering credited to the account of such nominee on such date.  Shareholders whose ordinary shares are held of record by Cede & Co. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a DTC member (other than the TASE Clearing House) will have any ordinary shares and Warrants that they acquire in the rights offering issued in the name of Cede & Co.

Some option holders will have any shares and warrants that they acquire in the rights offering deposited in the account of the employee option trustee for such employee’s benefit or, in our discretion, in such other manner as may be appropriate in such employee’s jurisdiction.

 Our Share Price Following the Rights Offering

NASDAQ will not reduce the opening price of our ordinary shares at the opening of trading on the NASDAQ Ex-day, which is the first day that our ordinary shares will trade on NASDAQ without entitlement to receive the rights.  The NASDAQ Ex-day for the rights offering will be the same date as the record date and therefore will be June 13, 2013.  The TASE will reduce the opening price of our ordinary shares at the opening of trading on the TASE Ex-day, which is the same date as the record date without entitlement to receive the rights and which will be June 13, 2013.  The TASE employs a reduction formula for this purpose.

 If You Have Questions

           If you have any questions or need further information about the rights offering, please contact our Information Agent for the rights offering AST Phoenix Advisors, toll free at 877-478-5038 or if you are a bank or broker at 212-493-3910 or, if you are located in Israel, you may also contact our Director of Investor Relations, Noit Levi at noit.levi@towerjazz.com, or CCG Investor Relations / Kenny Green, (646) 201 9246/towersemi@ccgisrael.com.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences of the receipt, ownership, exercise, and expiration of subscription rights distributed to U.S. Holders (as defined below) pursuant to the rights offering.  This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the final, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof and the U.S./Israel Income Tax Treaty, all as of the date hereof and all of which are subject to change (possibly with retroactive effect) or different interpretations.  For purposes of this summary, a “U.S. Shareholder” will be deemed to refer only to any of the following persons (“U.S. Persons”) who hold our ordinary shares:

•	an individual who is either a U.S. citizen or a resident of the United States for U.S. federal income tax purposes;
•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; and
•
a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary also describes certain material tax consequences of the rights offering to U.S. Persons who receive subscription rights pursuant to the rights offering in their capacity as holders of (i) compensatory stock options received in connection with the performance of Services to the Company (“U.S. Option Holders”) and (ii) warrants issued by the Company to acquire ordinary shares (U.S. Warrant Holders”).  U.S. Shareholders, U.S. Option Holders, and U.S. Warrant Holders are referred collectively as “U.S. Holders.”

This summary does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders by reason of their particular circumstances, including potential application of the U.S. federal alternative minimum tax, any aspect of state, local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. federal income tax laws.  In addition, this summary  is directed only to those U.S. Shareholders and U.S. Warrant Holders who hold our ordinary shares and warrants as “capital assets” within the meaning of Section 1221 of the Code and does not address the considerations that may be applicable to particular classes of U.S. Holders, including financial institutions, regulated investment companies, real estate investment trusts, pension funds, insurance companies, broker-dealers, tax-exempt organizations, grantor trusts, partnerships or other pass-through entities and partners or other equity owners in such partnerships or pass-through entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. Holders who have elected mark-to-market accounting, U.S. Shareholders who acquired our ordinary shares through the exercise of options or otherwise as compensation, U.S. Shareholders who hold our ordinary shares as part of a “straddle,” “hedge” or “conversion transaction,” U.S. Shareholders selling our ordinary shares short, U.S. Shareholders deemed to have sold our ordinary shares in a “constructive sale,” and U.S. Holders owning, directly, indirectly or through attribution, of 10% or more (by vote or value) of our outstanding ordinary shares.

Each U.S. Holder should consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of the receipt, ownership, exercise, sale and expiration of subscription rights, including the effects of applicable tax treaties, state, local, foreign or other tax laws and possible changes in the tax laws.

Issuance of Subscription Rights

A U.S. Shareholder’s receipt of subscription rights pursuant to the rights offering likely will not be taxable under U.S. federal income tax laws.  The distribution of the subscription rights would be taxable under U.S. federal income tax laws if it were part of a “disproportionate distribution,” that is, if it were to have the effect of the receipt of cash or other property by some holders of our ordinary shares, warrants, and convertible debt and an increase in the proportionate interest of other holders of our ordinary shares, warrants, and convertible debt in our assets or earnings and profits.  The following discussion of the material U.S. federal income tax consequences of the rights offering assumes that U.S. Shareholders will not be subject to U.S. federal income tax upon the receipt of subscription rights pursuant to the rights offering.

Tax Basis and Holding Period of Subscription Rights

A U.S. Shareholder’s tax basis in subscription rights received pursuant to the rights offering generally must be determined by allocating such U.S. Shareholder’s tax basis in his, her or its ordinary shares between such ordinary shares and the subscription rights based on their respective fair market values on the date of the rights distribution.  If the fair market value of the subscription rights is less than 15% of the fair market value (on the date of distribution) of the ordinary shares with respect to which the rights are distributed, however, the U.S. Shareholder’s tax basis in the subscription rights received pursuant to the rights offering will be zero, unless such U.S. Shareholder irrevocably elects (in his, her or its U.S. federal income tax return for the tax year in which the subscription rights are received) to allocate a portion of the tax basis of his, her or its ordinary shares to such subscription rights as described in the preceding sentence.  Tax basis may not be allocated to subscription rights which expire without having been exercised at the end of the subscription period.  The holding period of subscription rights received pursuant to the rights offering will include the holding period of the ordinary shares with respect to which the subscription rights were distributed.

Expiration of Subscription Rights

If a U.S. Shareholder does not exercise his, her or its subscription rights prior to the end of the subscription period and such U.S. Shareholder continues to hold the ordinary shares with respect to which the subscription rights were distributed, such U.S. Shareholder will recognize no gain or loss and his, her or its tax basis in the ordinary shares with respect to which the subscription rights were distributed will be equal to such U. S. Shareholder’s tax basis in such ordinary shares before receipt of the subscription rights.  If a U.S. Shareholder’s subscription rights expire without exercise after the U.S. Shareholder has disposed of the ordinary shares with respect to which the subscription rights were distributed, such U.S. Shareholder likely would recognize a capital loss.  Such capital loss would be short-term or long-term capital loss, depending on the U.S. Shareholder’s holding period with respect to the subscription rights, determined as described in “– Tax Basis and Holding Period of Subscription Rights” above.  Deductions for capital losses are subject to limitations under the Code.

Exercise of Subscription Rights; Tax Basis and Holding Period of Ordinary Shares and Warrants

A U.S. Holder will not recognize any gain or loss upon the exercise of subscription rights.  A U.S. Holder’s initial combined tax basis in the ordinary shares and warrants received upon the exercise of a subscription right will be equal to the sum of the subscription price paid plus the U.S. Holder’s tax basis, if any, in such subscription right, determined as described in “–Tax Basis and Holding Period of Subscription Rights” above.  The combined tax basis is allocated between the ordinary shares and warrants received in proportion to their fair market values on the date of receipt.

A U.S. Holder’s holding period for the ordinary shares and warrants acquired upon the exercise of a subscription right will begin on the date of exercise.

If a U.S. Holder exercises a subscription right received in the rights offering after disposing of ordinary shares at a loss, or if a U.S. Holder disposes of ordinary shares at a loss soon after exercising a subscription right, the deductibility of such loss resulting from the sale of the ordinary shares may be limited under the “wash sale” rules in Section 1091 of the Code.  U.S. Holders should consult their tax advisors regarding the potential application of these rules.

Disposition of Subscription Rights

A U.S. Holder recognizes capital gain (or loss) upon the sale or other taxable disposition of subscription rights equal to the difference between the consideration from the sale or other disposition and the U.S. Holder’s tax basis in the subscription rights, if any.  The capital gain (or loss) is long-term capital gain (or loss) if the U.S. Holder’s holding period of the subscription rights exceeds one year, and the gain (or loss) is short-term capital gain (or loss) if the holding period of the subscription rights is one year or less.

A U.S. Holder who disposes of some but not all of his, her, or its subscription rights is considered to have disposed of the subscription rights earliest acquired in time, unless the U.S. Holder specifically identifies the subscription rights disposed.

Acquisition, Ownership and Disposition of Ordinary Shares

For a discussion of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our ordinary shares, including the taxation of any dividends paid with respect to our ordinary shares, the treatment of a U.S. Holder’s sale or other disposition of our ordinary shares and the potential application of U.S. information reporting requirements and backup withholding taxes, see “Item 10E. Taxation – United States Federal Income Tax Consequences” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus.

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares and the potential application of U.S. information reporting requirements and backup withholding taxes.

Disposition of Warrants

A U.S. Holder recognizes capital gain (or loss) upon the sale or other taxable disposition of warrants equal to the difference between the consideration from the sale or other disposition and the U.S. Holder’s tax basis in the warrants, if any.  The capital gain (or loss) is long-term capital gain (or loss) if the U.S. Holder’s holding period of the warrants exceeds one year, and the gain (or loss) is short-term capital gain (or loss) if the holding period of the warrants is one year or less.

A U.S. Holder who disposes of some but not all of his, her, or its warrants is considered to have disposed of the warrants earliest acquired in time, unless the U.S. Holder specifically identifies the warrants disposed.

Tax Consequences to U.S. Option Holders

A U.S. Option Holder who is employed by, or otherwise provides services to the Company is subject to U.S. federal income tax on the receipt of any compensation from the Company.  The Company is distributing subscription rights to the U.S. Option Holders, in proportion to the ordinary shares subject to purchase under compensatory stock options (as determined without regard to any conditions on the vesting or exercisability of those stock options), as part of the Company’s policy to allow all holders of our ordinary shares as well as holders of securities convertible into or exercisable for our ordinary shares to participate in the distribution, except where such participation is prohibited by law or stock exchange rule.

The U.S. tax treatment of the distribution of subscription rights to the U.S. Option Holders is uncertain, and may depend in part on whether the subscription rights, or the warrants subject to purchase under the subscription rights, have a "readily ascertainable fair market value" at the time the rights are distributed or the warrants are issued, as determined pursuant to regulations under Section 83 of the Code.  The Company intends to treat the distribution of subscription rights as a taxable event to U.S. Option Holders, and the subscription rights as having such a readily ascertainable fair market value.  Assuming this treatment to be correct, the value of the subscription rights is taxable to each U.S. Option Holder as ordinary income, which may also result in Federal Insurance Contribution Act (FICA) and Medicare taxes for the U.S. Option Holder and concomitant withholding obligations for the Company.  Assuming this treatment is correct, the U.S. Option Holder has a tax basis in the subscription rights equal to the amount of taxable income resulting from the receipt of the subscription rights, and the U.S. Option Holder’s holding period in the subscription rights begins on the date of receipt.  See “Exercise of Subscription Rights; Tax Basis and Holding Period of Ordinary Shares” above for the consequences of the U.S. Option Holder exercising the subscription rights.  Each U.S. Option Holder should consult with his or her own tax advisor as to his or her particular tax consequences.

Tax Consequences to U.S. Warrant Holders

U.S. Warrant Holders who own warrants to acquire shares of the Company will receive subscription rights in the rights offering in their capacity as holders of the warrants.  There appears to be no authority directly on point concerning U.S. federal tax consequences of the rights offering to the U.S. Warrant Holders, so their U.S. federal tax treatment is uncertain.

If the U.S. Warrant Holders are subject to U.S. federal income tax upon receipt of the subscription rights, the value of the subscription rights is taxable to the U.S. Warrant Holder as ordinary income.  The U.S. Warrant Holder has a tax basis in the subscription rights equal to the amount of taxable income, and the U.S. Warrant Holder’s holding period in the subscription rights begins on the date of receipt.  See “Exercise of Subscription Rights; Tax Basis and Holding Period of Ordinary Shares” above for the consequences of the U.S. Warrant Holder exercising the subscription rights.   If the subscription rights expire before they are exercised, the U.S. Warrant Holder likely would recognize a capital loss equal to the tax basis of the rights, if any.

If the U.S. Warrant Holders are not subject to U.S. federal income tax upon receipt of the subscription rights, the U.S. Warrant Holders must allocate their tax basis between the warrants and the subscription rights based on their respective fair market values on the date of the rights distribution (but if the subscription rights’ fair market value is less than 15% of the fair market value of the warrants with respect to which the rights are distributed, the U.S. Warrant Holder may have a zero tax basis in the rights, unless the U.S. Warrant Holder irrevocably elects to allocate tax basis to the rights).  The U.S. Warrant Holder’s holding period of the subscription rights includes the holding period of the warrants with respect to which the subscription rights were distributed.  The expiration, exercise, or disposition of the U.S. Warrant Holders’ subscription rights should be taxed in a manner similar to the treatment of the subscription rights held by the U.S. Shareholders.

Each U.S. Warrant Holder should consult with his, her, or its own tax advisor as to his, her, or its particular tax consequences.

CERTAIN ISRAELI TAX CONSIDERATIONS

The following summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular holder in light of his or her personal circumstances or to some types of holders subject to special treatment under Israeli law.

The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.  Each holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

Israeli Capital Gains Tax

The Israeli Tax Ordinance ("ITO") generally imposes a capital gains tax on the sale of any capital assets (including shares and rights to purchase shares) by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets (including shares and rights to purchase shares) located in Israel, including sale of shares of Israeli companies by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

An individual is subject to a 25% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a “substantial shareholder” (generally a shareholder with 10% or more of the right to profits, right to nominate a director or voting rights) in the company issuing the shares.

A substantial shareholder will be subject to tax at a rate of 30% in respect of real capital gains derived from the sale of shares issued by the company in which he or she is a substantial shareholder.  The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he or she had been a substantial shareholder.

Corporations are subject to corporate tax with respect to total income, including capital gains, at a rate of 25%.

According to Section 94(d) of the ITO "Bonus Shares" are defined as “including the benefit component in rights issued or in shares originating in such rights”. Section 94(a) of the ITO provides that at the time of disposition of bonus shares issued to an individual or to a corporation, or at the time of sale of shares in respect of which the bonus shares were issued ("the Principal Shares") the bonus shares will be deemed to have been purchased on the date the Principal Shares were purchased.

In addition, the original price (i.e., tax basis) of one bonus share or one Principal Share will be a sum whose proportion to the total original price of all bonus shares and Principal Shares will be the same as the proportion of the par value of one such share to the total par value of all the aforementioned shares.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares in an Israeli corporation, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering.  However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to Israeli withholding tax.

Employees and directors with Options Entitling Participation In This Rights Offering

We are also offering rights to our employees and directors who hold options under section 102 plans. The following discussion applies to Israeli resident employees and directors only.

Receipt of Rights

We do not believe that the mere receipt of rights is a taxable event in the hands of those employees and directors.

Sale of Rights

We believe that eligible employees and directors who sell the rights received by virtue of their vested options issued to them under section 102 of the Israeli Income Tax Ordinance ("section 102", "ITO" and "eligible section 102 employees and directors"") and which those options have fulfilled the conditions set forth in section 102 (including the elapsing of two years or more from the date in which the basic options upon which the offering rights were allocated) ("section 102 conditions" and "vested 102 options") will have taxable capital gain income equal to the consideration received from the sale of rights.

Eligible employees and directors who sell the rights received by virtue of the options issued to them under section 102 which are either unvested or for which section 102 conditions have yet to be fulfilled ("unvested options") will have taxable employment income or taxable business income, as the case may be, equal to the consideration received from the sale of the rights.

Eligible employees and directors who sell the rights received by virtue of their options issued to them under section 3(i) of the ITO will have taxable employment incomeor taxable business income, as the case may be, equal to the consideration received from the sale of the rights.

Exercise of Rights

If the eligible section 102 employees and directors exercise their rights, the shares and warrants will be deposited with the section 102 trustee. We believe that  such exercise of the rights will not be a taxable event.

Exercise of Warrants

If the eligible section 102 employees and directors exercise their warrants and deposit the underlying shares with the section 102 trustee, we believe that such exercise of the warrants will not be a taxable event.

Future sale of Shares and Warrants

At the earlier of selling the shares or warrants by the trustee or transferring them by the name of the employee or the director, we believe capital gains income will be applicable if they are by virtue of vested 102 options and with compliance with section 102 conditions while employment/business income tax will be applicable if they are by virtue of section 102 unvested options or do not comply with section 102 conditions .

We advise our eligible employees and directors to consult their own professional tax advisers with respect to the tax consequences of the exercise or sale of the rights relating to the particular circumstances of each eligible employee and director.

DESCRIPTION OF THE WARRANTS

This section describes the material terms of the Series 8 Warrants and Series 9 Warrants to be issued in the rights offering. These warrants have different terms than warrants we have previously issued, and there are currently none of these warrants outstanding. You should also read the warrant agreement and form of warrant which are being filed with the SEC as exhibits to a form 6-K and being incorporated into the registration statement of which this prospectus supplement forms a part.

Set forth below is information concerning the Series 8 Warrants and Series 9 Warrants (together, the “Warrants”).

Exercise Price and Terms.

Series 8 Warrants:

Each Series 8 Warrant entitles the registered holder thereof to purchase, at any time prior to the expiration date, one ordinary share at a price of $5.00 per share. The Series 8 Warrants shall expire on July 22, 2013.

The economic value of the Series 8 warrants, calculated in accordance with the formula set forth in the rules of the TASE, is NIS 3.07 ($0.83)  where the weekly standard deviation is 5.7%, the interest rate is 0.5% and based on the TASE price of our ordinary shares on June 2 2013, NIS 22.73 ($6.17).

Series 9 Warrants:

Each Series 9 Warrant entitles the registered holder thereof to purchase, at any time prior to the expiration date, one ordinary share at a price of $7.33 per share. The Series 9 Warrants shall expire on June 27, 2017.

The economic value of the Series 9 warrants, calculated in accordance with the formula set forth in the rules of the TASE, is NIS 5.36 ($1.45) where the weekly standard deviation is 5.7%, the interest rate is 0.5% and based on the TASE price of our ordinary shares on June 2 2013, NIS 22.73 ($6.17).

In the event that the expiration date of either the Series 8 or Series 9 Warrants is not also a TASE trading date, the expiration date of such warrants will be extended to the following trading date. The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of our securities. Warrants may not be exercised on the record date with respect to the distribution of bonus shares, rights offering, distribution of dividends, consolidation of share capital, and reduction or split in share capital (each hereinafter referred to as a "Corporate Event"). In addition, if the Ex Date with respect to such a Corporate Event occurs before the record date relating to such Corporate Event, then the exercise of Warrants shall not occur on such Ex Date.

Fractions. No fractional shares will be issued upon exercise of the Warrants.

Listing. The Warrants will be listed and quoted on the TASE. The Warrants are not exercisable unless, at the time of exercise, we have a current prospectus covering the ordinary shares issuable upon the exercise of the Warrants, and the ordinary shares have been registered, qualiﬁed or deemed to be exempt under the securities or blue sky laws of the state of residence of the exercising U.S. holder of the Warrants or an exemption from such registration is available. We will maintain a current prospectus until the expiration of the Warrants.

Adjustments. The exercise price and number of ordinary shares issuable upon the exercise of the Warrants are subject to proportionate adjustment in the event of certain events.

In the event that the Company distributes bonus shares during the exercise period, the number of shares resulting from the exercise of the warrants shall increase or decrease by the number of shares the Warrantholder would have been entitled to receive as bonus shares, had he exercised the warrants by the last trading day prior to the ex date. The exercise price of the warrants shall not change as a result of such adjustment. In the event that the Company offers rights to its shareholders to purchase certain securities, the number of shares the warrants are exercisable into shall not increase and the company shall offer or shall ensure that the rights are also offered at the same terms, mutatis mutandis, to the holders of any outstanding unexercised warrants, as if they had been exercised by the last trading day prior to the ex date.  In the event that the company distributes dividends to its shareholders, the exercise price shall be multiplied by the ratio of the base price "ex dividend" and the share's closing price on TASE on the last trading day prior to the "ex-date".

In case of any reclassification, capital reorganization or other change of outstanding ordinary shares, the Company shall cause effective provision to be made so that each holder of a Warrant then outstanding shall have the right thereafter, by exercising such Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change by a holder of the number of ordinary shares that might have been purchased upon exercise of such Warrant immediately prior to such reclassification, capital reorganization or other change.  The treatment of any fractional shares will be addressed by the Company’s board.

Exercise. If you do not hold your Warrant through the Israeli nominee (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), and are a record Warrant holder and you wish to exercise the Warrants, you may exercise the Warrants until 5:00 p.m., New York City time (midnight, Israel time) on (i) July 22, 2013 with respect to the Series 8 Warrants and (ii) June 27, 2017 with respect to the Series 9 Warrants. You may exercise the Warrants by delivering to the Warrant Agent, AST, prior to the termination of the appropriate exercise period:

•	A properly completed and duly executed election to exercise (in the form set forth on the reverse side of the Warrant Certificate);

•	Any certificates evidencing the Warrants being exercised; and

•	Payment in full of the applicable exercise per Warrant (as described above) that you wish to exercise.

You should deliver your Warrant certificate and payment to the Warrant Agent at the address shown under the heading “Warrant Agent.” We will not pay you interest on funds delivered to the Warrant Agent pursuant to the exercise of Warrants.

The ordinary shares issued upon exercise of the Warrants will be equal in all respects to our ordinary shares outstanding as of the date of the exercise notice, and will confer upon their holders all such rights attached to the ordinary shares (including rights to dividends and other distributions) provided that the record date for such rights is on or after the date of the exercise notice. If the last exercise day of the Warrants falls on a day that is not a TASE trading day, the last exercise date will be postponed to the following TASE trading day.

If you are a beneficial owner whose Warrants are held through the nominee company of the TASE (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), the following procedures will be applicable to you if you wish to exercise your Warrants:

You shall submit to your broker who is a member of the TASE a written request to exercise the Warrants on the form of exercise notice to be determined by us, and the exercise price thereof.  The exercise price will be paid in NIS in accordance with the known representative exchange rate published by the Bank of Israel prior to the date of payment. Forms of the exercise notice shall be available at our registered office or any other location announced by us. An exercise notice is irrevocable. Upon each exercise of the Warrants, we will promptly cause the underlying ordinary shares to be issued and delivered. Exercises of Warrants are further subject to the TASE regulations which may change from time to time.

Notwithstanding the above, if there is not an effective registration statement at the time of an exercise, the Company will file an immediate report in Israel, update the TASE and the TASE Clearing House, so that the TASE Clearing House will no longer process the exercise of Warrants. Instead, any Warrant exercises will need to be done directly with the Company, as set forth in the Warrant Agreement, subject to the availability of Regulation S, or another applicable exemption from registration, being available.

Warrantholder Not a Shareholder. The Warrants do not confer upon holders thereof any voting, dividends or other rights as our shareholders.

Meetings of the Warrantholders; Changes in the terms of the Warrants. The terms of each series of Warrants may be amended or supplemented with the prior approval by at least 75% of the Warrantholders present at the meeting of the Warrantholders and subject to, and in accordance with the procedures set forth in the provisions of the law and to the rules of the TASE, as shall be in force from time to time. As of the date hereof, according to TASE regulations, terms of the warrants with respect to exercise price, linkage terms and adjustments for the distributions of bonus shares, dividends and rights issuances, may not be changed, other than within he framework of a compromise or arrangement under section 350 of the Israeli Companies Law, 1999.  We may, from time to time, convene a meeting of the Warrantholders and the provisions in our Articles of Association regarding general meetings of our shareholders will apply, with the necessary changes, to the meetings of the Warrantholders. In a meeting of the Warrantholders, each Warrant will entitle its holder to one vote. In a Warrantholders meeting, any two Warrantholders present in the meeting (including by proxy) and holding at least 33% of the then outstanding Warrants, will constitute a legal quorum. If within a half an hour from the time set for the meeting no legal quorum is present, the meeting will be adjourned to the same place, day and time on the following week (or a different time if we shall so announce). In the adjourned meeting, any two Warrantholders present in the meeting (including by proxy) will constitute a legal quorum.

Court-Approved Compromise.  Notwithstanding anything to the contrary contained in the Warrant Agreement, the Warrant Agreement and the terms of the Warrants are subject to modification if and to the extent required by, and pursuant to and in accordance with, any compromise or arrangement involving the Company and its creditors or shareholders which is approved by a court in Israel of competent jurisdiction under Section 350 of the Israel Companies Law, 5759-1999, as the same may be amended.

Warrant Agent. We have appointed American Stock Transfer & Trust Company, LLC as Warrant Agent for it the Warrants. The Warrant Agent’s address is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center P.O. Box 2042 New York, New York 10272-2042	If delivering by hand, express mail, courier, or other expedited service: American Stock Transfer & Trust Company, LLC Operations Center 6201 15th Avenue Brooklyn, New York11219

EXPENSES ASSOCIATED WITH SELLING THE RIGHTS

We have agreed to pay all of the expenses incidental to the rights offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and transfer agent and subscription agent fees.  We estimate that the immediate expenses for which we will be responsible in connection with the rights offering will be approximately $0.5 million.

PLAN OF DISTRIBUTION

Immediately following the record date of this rights offering, we will distribute, at no cost, the subscription rights certificates and copies of this prospectus to all Eligible Holders as of June 13, 2013.  If you wish to exercise your subscription rights and purchase our ordinary shares and warrants, you should complete the subscription rights certificate and return it, with payment of the subscription price, or follow the procedure for subscription by shareholders whose ordinary shares are held by a nominee, as set forth in “The Rights Offering - Exercise of Rights by Beneficial Owners Who Are Not Record Holders.”

LEGAL MATTERS

The validity of the securities offered hereby and other legal matters concerning the rights offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Tel Aviv, Israel.  Certain legal matters relating to United States law will be passed upon for us by Eilenberg & Krause LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company, incorporated in this prospectus by reference from our Annual Report on Form 20-F have been audited by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed a registration statement on Form F-3 with the SEC in connection with this offering. In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed with the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the SEC's EDGAR system are available for retrieval on the SEC's website at www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.  We also generally make available on our own web site (www.towersemi.com) our quarterly and year-end financial statements as well as other information.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus and information that we file later with the SEC that is incorporated by reference herein automatically updates and supersedes any information in this prospectus. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the SEC.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 30, 2013.

This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus.  We may incorporate by reference into this prospectus any Form 6-K meeting the requirements of Form F-3 which is submitted to the SEC after the date of the filing of the registration statement being filed in connection with this offering and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn: Corporate Secretary, telephone number:  972-4-650-6109. Copies of these filings may also be accessed at our website, www.towerjazz.com. Click on “Investor Relations” and then “Filings.”

A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at Shaul Amor Avenue, Ramat Gavriel Industrial Park, Migdal Haemek, Israel and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

PROSPECTUS

$90,000,000
Ordinary Shares
Debt Securities
Warrants
Subscription Rights
Units

We may offer under this prospectus from time to time, at prices and on terms to be determined by market conditions at the time we make the offer, up to an aggregate of $90,000,000 of our:

•        ordinary shares;

•        debt securities (including convertible debt securities);

•        warrants to purchase ordinary shares or debt securities;

•        subscription rights; or

•        any combination of the above, separately or as units.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “TSEM” and on the Tel Aviv Stock Exchange in Israel under the symbol “TSEM.” The last reported sale price of our ordinary shares on May 28, 2013 on the Nasdaq Global Select Market was $6.39 per share and on the Tel Aviv Stock Exchange was NIS 23.70 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

The securities offered hereby involve a high degree of risk.  See “Risk Factors” on page 2.

None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is May 30, 2013

Manufacturing or production capacity refers to installed equipment capacity in our facilities and is a function of the process technology and product mix being manufactured as certain processes require more processing steps than others.  All information herein with respect to the wafer capacity of our manufacturing facilities is based upon our estimate of the effectiveness of the manufacturing equipment and processes in use or expected to be in use during the relevant period and the actual or expected process technology and product mix for such period.  Unless otherwise specifically stated, all references herein to “wafers” in the context of capacity in Fab 1 are to 150-mm wafers and in Fab 2, Fab 3 and Fab 4 are to 200-mm wafers.

PROSPECTUS SUMMARY

This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference.

Company Overview

We are a pure-play independent specialty foundry dedicated to the manufacture of semiconductors. Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs. We currently offer the manufacture of ICs with geometries ranging from 1.0 to 0.095 micron. We also provide design support and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive, industrial and medical device products.

Manufacturing facilities overview

Tower was founded in 1993, with the acquisition of National Semiconductor’s 150-mm wafer fabrication facility located in Migdal Haemek, Israel, and commenced operations as an independent foundry. Since then, we have significantly upgraded our Fab 1 facility, equipment, capacity and technological capabilities with process geometries ranging from 1.0-micron to 0.35-micron and enhanced our process technologies to include CMOS image sensors, embedded flash, advanced analog, RF (radio frequency) and mixed-signal technologies.

In 2003, we commenced production in Fab 2, a wafer fabrication facility we established in Migdal Haemek, Israel. Fab 2 supports geometries ranging from 0.35 to 0.13-micron, using advanced CMOS technology, including CMOS image sensors, embedded flash, advanced analog, RF (radio frequency), power platforms and mixed-signal technologies.

In September 2008, we merged with Jazz Technologies, Inc (together with its subsidiaries, referred to herein as "Jazz"). Jazz focuses on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz's specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes. ICs manufactured by Jazz are incorporated into a wide range of products, including cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz operates one semiconductor fabrication facility in Newport Beach, California (“Fab 3”). Fab 3 supports geometries ranging from 0.80 micron to 0.13 micron.  The merger has provided several key benefits, including increased global capacity, a larger customer base, a more comprehensive product portfolio and a stronger financial base.

In June 2011, we acquired a fabrication facility in Nishiwaki City, Hyogo, Japan ("Fab 4") from Micron. The assets and related business that we acquired from Micron are held and conducted through a wholly owned Japanese subsidiary, TowerJazz Japan Ltd. ("TJP"). Fab 4 supports geometries ranging from 0.13 to 0.095-micron to manufacture DRAM and CMOS image sensor products, and we are currently qualifying other process technologies in Fab 4 to enable it to manufacture other customer products.

Our executive offices and Israeli manufacturing facilities are located in the Ramat Gavriel Industrial Park, Shaul Amor Street, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611.

Further details about us and our operations are provided in our Annual Report on Form 20-F, and the other documents incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation of Information by Reference”. You are encouraged to thoroughly review the documents incorporated by reference into this prospectus as they contain important information concerning our business and our prospects.

Additional information about us and our operations may be found at our web site: www.towerjazz.com.  Information on our website is not incorporated by reference in this prospectus.

The Offering

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $90 million. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information; Incorporation of Information by Reference.”

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the risk factors described in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC, which is incorporated by reference in this prospectus,  and in subsequent reports that we file with the SEC. You should carefully consider these risks together with the other information contained or incorporated by reference in this prospectus before deciding to invest in our securities. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.  In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended.  You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.  Our actual results and performance may differ materially from those expressed in such forward-looking statements.  Forward-looking statements that express our beliefs, plans, objectives, assumptions, future events or performance may involve estimates, assumptions, risks and uncertainties. Such risks and uncertainties are discussed in this prospectus under the heading “Risk Factors”, and in our other filings with the Securities and Exchange Commission, which are also filed with the Israel Securities Authority.  You should read and interpret any forward-looking statements together with these documents. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.”

Any forward-looking statement speaks only as of the date on which that statement is made.  We will not update, and expressly disclaim any obligation to update, any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
INFORMATION BY REFERENCE

We have filed a registration statement on Form F-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission's EDGAR system are available for retrieval on the Securities and Exchange Commission's website at www.sec.gov. These Securities and Exchange Commission filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.  We also generally make available on our own web site (www.towersemi.com) our quarterly and year-end financial statements as well as other information.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the Securities and Exchange Commission.

This prospectus will be deemed to incorporate by reference the following documents previously filed by us with the Securities and Exchange Commission:

•	Annual report on Form 20-F for the year ended December 31, 2012, filed on April 30, 2013, to the extent the information in that report has not been updated or superseded by this prospectus;

•	Report on Form 6-K dated May 2013 No. 1 (filed on May 9, 2013) (consolidated balance sheets and consolidated statement of operations pages only and excluding the accompanying reconciliation); and

•
any report on Form 6-K, or parts thereof, meeting the requirements of Form F-3 filed after the date of the initial registration statement and prior to its effectiveness, which states that it, or any part thereof, is being incorporated by reference herein.

This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus.  We may incorporate by reference into this prospectus, any Form 6-K meeting the requirements of Form F-3 which is submitted to the Securities and Exchange Commission after the date of the filing of the registration statement being filed in connection with this offering and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn: Corporate Secretary, telephone number:  972-4-650-6109. Copies of these filings may also be accessed at our website, www.towerjazz.com. Click on “Investor Relations” and then “Filings.”

A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at Shaul Amor Avenue, Ramat Gavriel Industrial Park, Migdal Haemek, Israel and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings as adjusted to fixed charges in accordance with US GAAP for the periods presented are as follows:

	Quarter Ended March 31, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings as adjusted to fixed charges	See (1) below	See (2) below	1.07	0.41	See (3) below	See (4) below

(1)	Earnings as adjusted were inadequate to cover fixed charges by $26.1 million in the three months ended March 31, 2013.
(2)	Earnings as adjusted were inadequate to cover fixed charges by $62.9 million in 2012.
(3)	Earnings as adjusted were inadequate to cover fixed charges by $125.5 million in 2009.
(4)	Earnings as adjusted were inadequate to cover fixed charges by $240.2 million in 2008.

For the purpose of these computations, earnings have been calculated as the sum of (i) pretax income from continuing operations; and (ii) amortization of capitalized interest offset by interest capitalized.  Fixed charges consist of the sum of (i) interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness; and (ii) an estimate of the interest within rental expense (calculated based on a reasonable approximation of the interest factor).

		Year Ended December 31,
	Quarter Ended March 31, 2013	2012	2011	2010	2009	2008
Earnings (losses):
Income (losses) before income taxes	(26,132)	(62,943)	2,832	(29,537)	(125,481)	(103,690)
Gain on debt restructuring	--	--	--	--	--	(130,698)
Interest capitalized (c)	--	--	--	--	--	(3,636)
	(26,132)	(62,943)	2,832	(29,537)	(125,481)	(238,024)
Fixed Charges:
Amortization of expenses related to indebtedness (a)	4,239	11,958	19,421	15,921	16,667	12,862
Interest expenses (b)	8,560	34,102	23,422	34,563	29,391	20,174
Interest capitalized (c)	--	--	--	--	--	3,636
Total Fixed Charges	12,799	46,060	42,843	50,484	46,058	36,672

Earnings (losses), as adjusted	(13,333)	(16,883)	45,675	20,947	(79,423)	(201,352)
Ratio of earnings as adjusted to fixed charges	--	--	1.07	0.41	--	--

(a)	Includes amortization of debentures discount, and deferred issuance expenses.

(b)
Includes, mainly, the effective interest of long-term loans based on their terms and the effect of hedge agreements with knock-out and knock-in features and interest expenses in relation to debentures.

(c)
Includes, mainly, the effective capitalized interest of long-term loans based on their terms and the effect of hedge agreements with a knock-out feature, capitalized interest in relation to debentures and deferred financing charges in connection with obtaining long-term bank loans which are comprised mainly of stock-based compensation related to warrants issued to banks.

CAPITALIZATION

The following table sets forth our long-term debt, debentures and capitalization as of March 31, 2013.

	As of March 31, 2013 (US dollars in thousands)

Bank loans (including current maturities)		$131,326
Debentures (including current maturities)		204,334
Shareholders’ equity: Ordinary Shares, NIS 15.00 par value per share; 120,000,000 authorized shares, 37,290,914 issued shares* and 37,204,247 outstanding shares	148,192
Additional paid-in capital	1,061,384
Capital notes	120,863

Cumulative stock based compensation	43,541
Accumulated other comprehensive loss	(10,765)
Accumulated deficit	(1,163,761)
Treasury stock, 86,667 shares	(9,072)
Total shareholders’ equity		190,382
Total capitalization		$526,042

*Includes 86,667 treasury shares

The information set forth on an actual basis in the foregoing table excludes the following securities as of May 23, 2013:

(i)	Approximately 1.8 million ordinary shares issuable upon exercise of options granted to employees and directors at a weighted average exercise price of $17.76;

(ii)	Approximately 1.8 million ordinary shares issuable upon exercise of options granted to our Chief Executive Officer at a weighted average exercise price of $17.28;

(iii)	Approximately 766.7 thousand ordinary shares issuable upon exercise of options granted to our Chairman of the Board at an exercise price of $ 4.35;

(iv)	Approximately 164.7 thousands ordinary shares issuable upon exercise of warrants issued to our banks with an exercise price of $30.60 per share exercisable until December 2016;

(v)
Approximately 59.8 thousands ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $92.55 per share exercisable until December 2016;

(vi)
Approximately 84.9 thousands ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of  $11.78 per share  exercisable until December 2016;

(vii)	Ordinary shares issuable upon conversion of the equity equivalent convertible capital notes as follows: Approximately 3.9 million held by Bank Leumi approximately 5.7 million held by Bank Hapoalim.

(viii)	Approximately 1.7 million ordinary shares issuable upon exercise of warrants series J with an exercise price of $25.5 per share and exercisable until June 2015;

(ix)
In 2010 and 2012, Tower issued an aggregate principal amount of approximately $231 million of long-term debentures (“Series F”), due in two equal installments in December 2015 and December 2016, and may be convertible into up to 22 million ordinary shares at any time at a conversion rate of NIS 38.21 (approximately $10.50); and

(x)	Approximately 1.8 million ordinary shares issuable upon exercise of Series 7 Warrants exercisable from March 2014 to March 2016.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed and traded on the Nasdaq Global Select Market under the symbol "TSEM".  In addition, in January 2001, our ordinary shares commenced trading on the Tel Aviv Stock Exchange (TASE) under the symbol "TSEM".

The following table sets forth, for the periods indicated, the high and low reported sales prices of the ordinary shares on Nasdaq and the Tel Aviv Stock Exchange.  For ease of comparison, all of the prices in the following table have been adjusted to reflect the 1:15 reverse split of our ordinary shares, which was effective for the start of trading on August 6, 2012, as if such reverse split had been in effect during the periods indicated.

	NASDAQ		Tel Aviv Stock Exchange
	High ($)	Low ($)	High (NIS)	Low (NIS)
Period
April 2013	7.85	6.19	28.66	22.89
March 2013	7.52	6.16	28.14	22.72
February 2013	8.54	6.71	31.44	25.50
January 2013	8.67	8.06	32.40	29.84
December 2012	9.05	7.72	34.97	29.25
November 2012	8.84	7.30	34.37	28.30
First quarter 2013	8.67	6.16	32.40	22.72
Fourth quarter 2012	9.11	7.30	35.50	28.30
Third quarter 2012	10.77	6.75	42.50	27.58
Second quarter 2012	15.30	9.75	57.90	39.30
First quarter 2012	14.10	9.00	52.50	34.50
Fourth quarter 2011	13.05	9.00	47.63	34.55
Third quarter 2011	18.00	9.30	61.50	34.65
Second quarter 2011	21.75	15.30	76.04	52.38
First quarter 2011	23.10	17.25	82.41	61.50
2012	15.30	6.75	57.90	27.58
2011	23.10	9.00	82.41	34.05
2010	28.05	14.85	105.29	55.65
2009	22.35	1.95	76.94	7.53
2008	21.75	1.35	82.47	5.33

On May 28, 2013, the last reported sale price of the ordinary shares was $6.39 on the Nasdaq Global Select Market and NIS 23.70 on the Tel Aviv Stock Exchange.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities under this prospectus for general corporate purposes.  From time to time, we may evaluate the possibility of acquiring businesses, products, equipment tools and technologies, and we may use a portion of the proceeds as consideration for such acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;
•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and
•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

Our authorized share capital consists of 150 million shares, par value NIS 15.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. All ordinary shares are registered shares, rather than bearer shares.

The ownership or voting rights of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel generally does not restrict the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel. Our ordinary shares do not have cumulative voting rights for the election of directors. The affirmative vote of the shareholders present in person or by proxy that represent more than 50% of the voting power present in person or by proxy have the power to elect all nominees up for election to our board of directors (other than with respect to the election of nominees for external directors whose election is subject to special majority requirements of the Israeli Companies Law 1999).

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized by our shareholders in the future. Dividends may generally be paid only out of profits, as defined in the Israeli Companies Law. Our board of directors is authorized to declare dividends, although our borrower covenants currently in effect prohibit the payment of dividends on our ordinary shares, unless such payments are approved by our lenders.

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Our major shareholders do not have different voting rights from each other or other shareholders.

Resolutions of shareholders (e.g. resolutions amending our articles of association, electing or removing directors, appointing an independent registered public accounting firm, authorizing changes in capitalization or the rights attached to our shares or approving a wind-up or merger) require the affirmative vote (at a meeting convened upon advance notice provided to shareholders as required under the Israeli Companies Law) of shareholders present in person or by proxy and holding shares conferring, in the aggregate, at least a majority of the votes actually cast on such resolutions. Certain types of resolutions of shareholders such as, inter alia, certain extraordinary or interested party transactions,  or approval of certain office holder compensation, are subject to special majority approval as set forth in the Israeli Companies Law.

The quorum required for a meeting of shareholders is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting's commencement that together hold shares conferring in the aggregate more than 33% of the total voting power of our shares. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meetings commencement, the persons present shall constitute a quorum.

Our registration number at the Israeli Registrar of Companies is 52-004199-7.

The objective stated in our articles of association is to engage in any lawful activity.

Modification or abrogation of the rights of any existing class of shares requires either the written consent of all of the holders of the issued shares of such class or the adoption of a resolution by an ordinary majority of a general meeting of holders of such class. The quorum required for a class meeting is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting's commencement that together hold shares conferring in the aggregate at least 51% of the total voting power of the issued shares of such class. If no quorum is present, the meeting shall be adjourned to another time and at the adjourned meeting a quorum shall be constituted in the presence of any number of participants, regardless of the number of shares held by them.

There were 38,556,517 of our ordinary shares outstanding on May 23, 2013.  The above number of outstanding ordinary shares does not include 86,667 treasury shares held by us through a trustee.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law limits foreign currency transactions and transactions between Israeli and non-Israeli residents. The Controller of Foreign Exchange at the Bank of Israel, through "general" and "special" permits, may regulate or waive these limitations. In May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new "general permit" providing that foreign currency transactions are generally permitted, although some restrictions still apply. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel, and a foreign resident must report to his financial mediator about any contract for which Israeli currency is being deposited in, or withdrawn from, his account.

The State of Israel generally does not restrict the ownership or voting of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

TAXATION

The below discussion does not purport to be an official interpretation of the tax law provisions mentioned therein or to be a comprehensive description of all tax law provisions which might apply to our securities or to reflect the views of the relevant tax authorities, and it is not meant to replace professional advice in these matters. The below discussion is based on current, applicable tax law, which may be changed by future legislation or reforms.

Non-residents should obtain professional tax advice with respect to the tax consequences under the laws of their countries of residence of holding or selling our securities.

A. Israeli Capital Gains Tax

An individual is subject to a 25% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a “substantial shareholder” (generally a shareholder with 10% or more of the right to profits, right to nominate a director or voting rights) in the company issuing the shares.

A substantial shareholder will be subject to tax at a rate of 30% in respect of real capital gains derived from the sale of shares issued by the company in which he or she is a substantial shareholder.  The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he or she had been a substantial shareholder.

Corporations are subject to corporate tax with respect to total income, including capital gains, at a rate of 25%.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares in an Israeli corporation publicly traded on the TASE and/or on a foreign stock exchange, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering.  However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to Israeli withholding tax.

B. Israeli Tax on Dividend Income

On distributions of dividends other than bonus shares, or stock dividends, to Israeli individuals and foreign resident individuals and foreign resident corporations we would be required to withhold income tax at the rate of 25%.  If the income out of which the dividend is being paid is attributable to an Approved Enterprise under the Law for the Encouragement of Capital Investments, 1959, the rate is generally not more than 15%. A different rate may be provided for in an applicable tax treaty.

Under the US-Israel Tax Treaty, Israeli withholding tax on dividends paid to a US resident may not, in general, exceed 25%, or 15% in the case of dividends paid out of the profits of an Approved Enterprise, subject to certain conditions.  Where the recipient is a US corporation owning 10% or more of the voting stock of the paying corporation and the dividend is not paid from the profits of an Approved Enterprise, the Israeli tax withheld may not exceed 12.5%, subject to certain conditions.

 Effective January 1, 2011 significant changes have been made to the Investment Law, which revamped the tax incentive regime in Israel. The main changes are, inter alia, as follows:

•
Industrial companies meeting the criteria set out by the Investment Law for a “Preferred Income” of a “Preferred Enterprise” (as defined below) will be eligible for flat tax rates of 7% or 12.5% for years 2013 through 2014 and 6% or 12% for years 2015 onwards, with the actual tax rates determined by the location of the enterprise. The tax incentives offered by the Investment Law are no longer dependant neither on minimum qualified investments nor on foreign ownership.

•
A company can enjoy both government grants and tax benefits concurrently. Governmental grants will not necessarily be dependent on the extent of enterprise’s investment in assets and/or equipment. The approval of “Preferred Enterprise” status by either the Israeli Tax Authorities or the Investment Center will be accepted by the other. Therefore a Preferred Enterprise will be eligible to receive both tax incentives and government grants, under certain conditions.

•	Under the transition provisions, any tax benefits obtained prior to 2011 shall continue to apply until expired, unless the company elects to apply the provisions of the new provisions to its income.

“Preferred Income” is defined as income from the sale of products of the Preferred Enterprise (including components that were produced by other enterprises); income from the sale of semiconductors by other non related enterprises which use the Preferred Enterprise’s self-developed know-how; income for providing a right to use the Preferred Enterprise’s know how or software; royalties from the use of the know-how or software which was confirmed by the Head of The Investment Center to be related to the production activity of the Preferred Enterprise and services with respect to the aforementioned sales. In addition, the definition of “Preferred Income” also includes income from the provision of industrial R&D services to foreign residents to the extent that the services were approved by the Head of Research for the Industrial Development and Administration.

A “Preferred Enterprise” is defined as an Industrial Enterprise (including, inter alia, an enterprise which develops software, an enterprise which provides approved R&D services to foreign residents and an enterprise which the Chief Scientist confirmed is carrying out R&D in the field of alternative energy), which generally more than 25% of its business income is from export. As mentioned above, the new tax incentives no longer depend on minimum qualified investments nor on foreign ownership.

The Investment Law also determines the conditions and limitations applying to the tax benefits offered to a “Special Preferred Enterprise” (as defined below) . A “Special Preferred Enterprise” will be able to enjoy corporate income tax rate in a rate of 5% if located in a preferred zone and 8% if not located in a preferred zone.

A “Special Preferred Enterprise” is defined as a Preferred Enterprise which meets one of the following conditions: (a) its Preferred Income is equal to or exceeds NIS 1.5 billion; (b) the total income of the company which owns the Preferred Enterprise or which operates in the same field of the Preferred Enterprise and which consolidates in its financial reports the company that owns the Preferred Enterprise equals or exceeds NIS 20 billions; or (c) its business plan was approved by the authorities as significantly benefitting the Israeli economy, either by an investment of at least NIS 400 - 800 million in assets; 100 -150 million NIS in R&D or the employment of at least 250 to 500 new employees, for preferred zones and regular zones, respectively.

Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at source at a rate of 15% or such lower rate as may be provided in an applicable tax treaty upon a request submitted by the receiver of such dividends. However, if such dividends are paid to an Israeli company no tax will be withheld. Such an exemption may apply under the transition rules also to dividends distributed to an Israeli company by an Israeli company which owns a an Approved Enterprise or a Benefited Enterprise and which elected to convert to the new law until 30 June 2015 (in respect to their existing programs).

C. Israeli Tax on Interest Income and on Original Issuance Discount

Interest and Original Issuance Discount (OID) on any debentures issued will, in general, be subject to Israeli tax of up to 25% (which would be withheld at source) if received by an individual.  However, tax at the marginal rate (up to 48%) will apply:

a)	if the interest and OID are business income in the hands of the recipient;

b)	if the interest is recorded or should be recorded in the individual’s accounting books;

c)	if the recipient is a substantial shareholder of our company;

d)	if financing expenses related to the purchase of the debentures were deducted by the individual in the calculation of the individual’s Israeli taxable income, or

e)
if the individual is an employee, supplier, or service provider of the company and the tax authorities have not been persuaded that the payment of interest was not affected by the relationship between the parties.

Interest and OID paid on our debentures to Israeli corporations will, in general, be subject to withholding tax at a rate of 25%.

Interest and OID paid on our debentures to non-Israeli residents may be subject to lower withholding tax in an applicable tax treaty. For example, under the US-Israel Tax Treaty, the maximum Israeli tax withheld on interest and OID paid to a US resident (other than a US bank, savings institution or company or with respect to payments attributed to a permanent establishment in Israel) is 17.5%.

Beginning on January 1, 2009, interest, OID or inflation linkage differentials paid to a non-Israeli resident which does not have a permanent establishment in Israel, on debentures issued by an Israeli corporation and which are traded on the TASE, are generally exempt from taxes in Israel. However, this exemption from taxes will not apply (and consequently tax will be withheld at source at a rate of 25%, unless a lower rate applies according to a relevant tax treaty):

a)	if the recipient is a substantial shareholder of the corporation;

b)	if the recipient is an affiliate of the issuer of the debentures, or if the individual is an employee, supplier, or service provider of the company and the tax authorities have not been persuaded that the Payment was not affected by the relationship between the parties.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer under this prospectus up to $90,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial offering price of up to $90,000,000.  We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.”  Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.  The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.

The debt securities will be issued under an indenture between us and a trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.  We have summarized the general features of the debt securities to be governed by the indenture.  The summary is not complete.  The executed indenture will be incorporated by reference from a report on Form 6-K.  We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture.  References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to Tower Semiconductor Ltd., excluding its subsidiaries.

Compliance with Certain Israeli Laws and Regulations

Any indenture and any debt securities issued thereunder may need to contain certain provisions to assure compliance with Israeli laws or regulations, including regulations pertaining to the Tel Aviv Stock Exchange.  These provisions will be set forth in one or more supplemental indentures and will be incorporated by reference from a report on Form 6-K.

Additional Information

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture.  The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount.  Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series.  Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series.  These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and, if so, the terms and the name of the depository;

•	the maturity date;

•
the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any securities;

•	classification as senior or subordinated debt securities;

•
in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of ours in right of payment, whether the other indebtedness is outstanding or not;

•
the terms on which any series of debt securities may be convertible into or exchangeable for our common stock or other of our securities, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and (b) provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	any listing of a series of debt securities on a securities exchange or market;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We will provide information on the applicable United States and Israeli income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depositary Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture.  No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than us) expressly assumes our obligations on the debt securities and under the indenture;

•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities.  The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time.  In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•
the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments.  We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•
reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•
waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration of the debt securities of such series and its consequences, including any related payment default that resulted from the acceleration.

Discharging Our Obligations

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series.  If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements.  Among other things:

•
we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment.  In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•	we may not have a default on the debt securities discharged on the date of deposit;

•	the discharge may not violate any of our agreements; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time unless we provide otherwise in the applicable prospectus supplement. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such rights.

General

We may issue subscription rights to purchase ordinary shares, warrants, debt securities or units. Subscription rights may be issued independently or together with other securities and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to holders of our securities, we may enter into a standby underwriting, backstop or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to holders of our securities, we would distribute a prospectus supplement to holders of our securities on or about the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of any subscription rights we may issue, including some or all of the following:

×	the title and aggregate number of the subscription rights;

×	the subscription price or a formula for the determination of the subscription price for the subscription rights and the currency or currencies in which the subscription price may be payable;

×
if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;

×	the number or a formula for the determination of the number of the subscription rights issued to each holder of our securities;

×	the extent to which the subscription rights are transferable;

×	in the case of rights to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one subscription right;

×	in the case of rights to purchase ordinary shares, the number of ordinary shares purchasable upon exercise of one subscription right;

×	the date on which the subscription right to exercise the subscription rights will commence, and the date on which the subscription rights will expire (subject to any extension);

×	if applicable, the minimum or maximum number of the subscription rights that may be exercised at any one time;

×	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

×
if applicable, the procedures for adjusting the subscription price and number of ordinary shares purchasable upon the exercise of each subscription right upon the occurrence of certain events, including stock splits, reverse stock splits, combinations, subdivisions or reclassifications of ordinary shares;

×	the effect on the rights of any merger, consolidation, sale or other disposition of our business;

×	the terms of any rights to redeem or call the subscription rights;

×	information with respect to book-entry procedures, if any;

×	the terms of the securities issuable upon exercise of the subscription rights;

×	if applicable, the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

×	if applicable, a discussion of certain income tax considerations; and

×	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder to purchase for cash or other consideration such ordinary shares, warrants or principal amount of securities at the subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised as set forth in the applicable prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement relating to the subscription rights offered thereby. After the close of business on the expiration date, unexercised rights will become void.

We may determine to offer any unsubscribed offered securities directly to shareholders, persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting, backstop or other arrangements, as set forth in the applicable prospectus supplement.

 Prior to exercising their rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon subscription, including, in the case of rights to purchase ordinary shares, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights or, in the case of rights to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF WARRANTS

We may issue warrants, options or rights to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which the prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and U.S. federal income tax consequences;

•	the anti-dilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We may sell securities under this prospectus in offerings:

•	through one or more underwriters or dealers;

•	through other agents;

•	directly to holders of our securities pursuant to subscription rights distributed to holders of our securities; or

•	directly to investors.

We may price the securities we sell under this prospectus:

•	at a fixed public offering price or prices, which we may change from time to time;

•	at market prices prevailing at the times of sale;

•	at prices calculated by a formula based on prevailing market prices;

•	at negotiated prices; or

•	in a combination of any of the above pricing methods.

If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions and except as otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered.  All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$9,322
Legal fees and expenses	$30,000
Accountants fees and expenses	$5,000
Printing expenses	$1,000
Miscellaneous	$10,000

TOTAL	$55,322

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Yigal Arnon & Co., our Israeli counsel, and by Eilenberg & Krause LLP, our U.S. counsel.  Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements and the effectiveness of our internal control over financial reporting, incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2012 (filed with the Securities and Exchange Commission on April 30, 2013) have been audited by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons' assets are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see the discussions in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2012, incorporated by reference in this prospectus, under the caption "Risk Factors — Risks Related to Our Operations in Israel — It may be difficult to enforce a U.S. judgment against us, our officers and directors and some of the experts named in this prospectus or to assert U.S. securities law claims in Israel."

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

$90,000,000

Ordinary Shares
Debt Securities
Warrants
Subscription Rights
Units

PROSPECTUS

May 30, 2013